SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Callaway Golf Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Field:

April 11, 2012

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Callaway Golf Company, which will be held on Wednesday, May 23, 2012, at Callaway Golf Company’s offices, located at 2180 Rutherford Road, Carlsbad, California 92008, commencing at 9:00 a.m. (PDT). A map is provided on the back page of these materials for your reference. Your Board of Directors and management look forward to greeting personally those shareholders who are able to attend.

At the meeting, your Board of Directors will ask shareholders to (i) elect nine directors; (ii) ratify, on an advisory basis, the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and (iii) approve, on an advisory basis, the compensation of the Company’s named executive officers. These matters are described more fully in the accompanying Proxy Statement, which you are urged to read thoroughly. Your Board of Directors recommends a vote “FOR” each of the nominees, “FOR” ratification of the appointment of the Company’s independent registered public accounting firm, and “FOR” the approval of the compensation of the named executive officers.

The Company has elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders by providing access to these documents on the Internet instead of mailing printed copies. Those rules allow the Company to provide its shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Most shareholders will not receive printed copies of the proxy materials unless requested. Instead, you will receive a notice with instructions as to how you may access and review the proxy materials on the Internet and how you may cast your vote via the Internet. If you would like to receive a printed or e-mail copy of our proxy materials, please follow the instructions for requesting the materials in the Notice of Internet Availability previously sent to you.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. If you received notice of how to access the proxy materials via the Internet, a proxy card was not sent to you and you may vote only via the Internet if you do not attend the Annual Meeting or request that a proxy card and proxy materials be mailed to you. If you have requested that a proxy card and proxy materials be mailed to you, and you have received those materials, then instead of voting via the Internet, you may vote by telephone or by mailing a completed proxy card. For specific voting instructions, please refer to the information provided in the following Proxy Statement and in the Notice of Internet Availability previously sent to you.

Thank you for your continued interest in and support of our Company.

Sincerely,

Oliver G. Brewer, III

President and Chief Executive Officer

CALLAWAY GOLF COMPANY

2180 Rutherford Road

Carlsbad, California 92008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Meeting Date: May 23, 2012

To Our Shareholders:

The 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of Callaway Golf Company, a Delaware corporation, (the “Company”) is scheduled to be held at Callaway Golf Company’s offices, located at 2180 Rutherford Road, Carlsbad, California 92008, commencing at 9:00 a.m. (PDT), on Wednesday, May 23, 2012, for the following purposes:

1.	to elect as directors the nine nominees named in the accompanying Proxy Statement;

2.	to ratify, on an advisory basis, the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	to approve, on an advisory basis, the compensation of the Company’s named executive officers; and

4.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has nominated the following nine individuals to stand for election to the Board of Directors at the Annual Meeting: Samuel H. Armacost , Ronald S. Beard, Oliver G. Brewer, III, John C. Cushman, III, Yotaro Kobayashi, John F. Lundgren, Adebayo O. Ogunlesi, Richard L. Rosenfield, and Anthony S. Thornley. All nine individuals are currently members of the Company’s Board of Directors. For more information concerning these individuals, please see the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on March 26, 2012 as the record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof, and only record holders of common stock at the close of business on that day will be entitled to vote. At the record date, 65,029,855 shares of Common Stock were issued and outstanding. In order to constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of Common Stock of the Company be present in person or represented by proxy.

TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, SHAREHOLDERS ARE URGED TO RETURN A PROXY AS PROMPTLY AS POSSIBLE EITHER BY VOTING THROUGH THE INTERNET OR TELEPHONE OR BY SIGNING, DATING, AND RETURNING A PROXY CARD IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS. IF YOU RECEIVED ONLY THE NOTICE OF HOW TO ACCESS THE PROXY MATERIALS VIA THE INTERNET, A PROXY CARD WAS NOT SENT TO YOU AND YOU MAY VOTE ONLY VIA THE INTERNET IF YOU DO NOT ATTEND THE ANNUAL MEETING OR REQUEST THAT A PROXY CARD BE MAILED TO YOU. IF YOUR SHARES ARE HELD IN A BROKERAGE ACCOUNT, YOUR BROKER WILL ASK YOU FOR INSTRUCTIONS ON HOW TO VOTE YOUR SHARES. YOU ARE URGED TO RETURN THE VOTING INSTRUCTIONS TO YOUR BROKER AS PROMPTLY AS POSSIBLE TO ENSURE YOUR SHARES WILL BE VOTED. ANY SHAREHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE PREVIOUSLY RETURNED A PROXY.

If you plan to attend the Annual Meeting in person, we would appreciate your response by so indicating when returning the proxy.

By Order of the Board of Directors,

Brian P. Lynch
Corporate Secretary

Carlsbad, California

April 11, 2012

Proxy Statement

CALLAWAY GOLF COMPANY

2180 Rutherford Road

Carlsbad, California 92008

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Meeting Date: May 23, 2012

GENERAL INFORMATION

Purpose

This Proxy Statement and accompanying proxy card will first be made available to shareholders on the Internet on or about April 11, 2012 in connection with the solicitation of proxies by the Board of Directors of Callaway Golf Company, a Delaware corporation (the “Company”). The proxies are for use at the 2012 Annual Meeting of Shareholders of the Company, which is scheduled to be held on Wednesday, May 23, 2012, at Callaway Golf Company, located at 2180 Rutherford Road, Carlsbad, California 92008, commencing at 9:00 a.m. (PDT), and at any meetings held upon adjournment or postponement thereof (the “Annual Meeting”). The record date for the Annual Meeting is the close of business on March 26, 2012 (the “Record Date”). Only holders of record of the Company’s common stock, $.01 par value per share (the “Common Stock”), on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting.

Voting and Quorum

The Board of Directors is soliciting your proxy to vote on all matters scheduled to come before the Annual Meeting. By completing and returning the proxy card or voting instruction card, or by transmitting your voting instructions by telephone or via the Internet, you are authorizing the proxy holders to vote your shares at our annual meeting as you have instructed. Whether or not you plan to attend the Annual Meeting in person, please return a proxy indicating how you wish your shares to be voted as promptly as possible. If you received notice of how to access the proxy materials via the Internet, a proxy card was not sent to you and you may vote only via the Internet if you do not attend the Annual Meeting or request that a proxy card be mailed to you. If you have received a proxy card, you may return a proxy either by voting through the Internet or telephone or by signing, dating and returning a proxy card. Please follow the accompanying instructions. Any shareholder who returns a proxy has the power to revoke it at any time prior to its effective use either by filing with the corporate secretary of the Company a written instrument revoking it, or by returning (by mail, if applicable, telephone or Internet) another later-dated proxy, or by attending the Annual Meeting and voting in person. If you sign and return your proxy but do not indicate how you want to vote your shares for each proposal, then for any proposal for which you do not so indicate, your shares will be voted at the Annual Meeting in accordance with the recommendation of the Board of Directors.

The Board of Directors recommends a vote “FOR” each of the nominees for election as director as set forth in this Proxy Statement, “FOR” ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and “FOR” the approval, on an advisory basis, of the compensation of the named executive officers. By returning the proxy (either by mail, if applicable, telephone or Internet), unless you notify the corporate secretary of the Company in writing to the contrary, you are also authorizing the proxies to vote with regard to any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof. The Company does not currently know of any such other matter. If there are any such additional matters, the proxies will vote your shares in accordance with the recommendation of the Board of Directors.

As of the Record Date, there were 65,029,855 shares of the Company’s Common Stock issued and outstanding and no other securities of the Company entitled to vote at the meeting were outstanding. Under Delaware law and the Company’s Bylaws, the holders of a majority the Company’s Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. The inspector of election will determine whether a quorum is present.

Holders of Common Stock have one vote for each share on any matter that may be presented for consideration and action by the shareholders at the Annual Meeting, except that shareholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle each shareholder to cast as many votes as are equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, which votes may be cast for one candidate or distributed among two or more candidates. A shareholder may exercise cumulative voting rights by indicating on the proxy card the manner in which such votes should be allocated (Internet and telephone voting cannot accommodate cumulative voting). The nine nominees for director receiving the highest number of votes at the Annual Meeting will be elected. Returning a proxy giving authority to vote for the nominees named in this Proxy Statement will also give discretion to the designated proxies to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

If your shares are registered directly in your name with our transfer agent, Computershare, you are the shareholder of record of those shares and our proxy materials have been made available to you by us. If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and our proxy materials are being forwarded to you by your bank, broker, trustee or nominee that is considered the owner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote your shares.

Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares in street name for customers do not have the authority to vote on certain items when they have not received instructions from beneficial owners (“broker non-votes”). If you give your broker instructions, your shares will be voted as directed. If you do not give your broker instructions and the proposal is considered “routine,” brokers are generally permitted to vote your shares in their discretion. The ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm will be considered routine. The election of directors and the approval, on an advisory basis, of the compensation of the named executive officers will not be considered routine and therefore brokers will not have discretionary authority to vote on these proposal.

Abstentions may be specified for all proposals except the election of directors. Abstentions and broker non-votes are counted for purposes of determining a quorum. Abstentions are counted in the tabulation of votes cast and have the same effect as voting against a proposal. Broker non-votes are not considered as having voted for purposes of determining the outcome of a vote.

Solicitation of Proxies

The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying proxy card, the Notice of Internet Availability, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in the name of such bank or broker or other third party, and the Company will reimburse such banks, brokers and third parties for their reasonable out-of-pocket expenses for such solicitations. The solicitation of proxies by mail may be supplemented by telephone, facsimile, Internet and personal solicitation by directors, officers and other employees of the Company, but no additional compensation will be paid to such individuals. The Company has retained the firm of Alliance Advisors LLC to assist in the solicitation of proxies for a base fee of approximately $5,500, plus out-of-pocket expenses.

Householding

With regard to the delivery of annual reports and proxy statements, under certain circumstances the Securities and Exchange Commission (“SEC”) permits the Company to send a single set of such proxy materials or, where applicable, one Notice of Internet Availability, to any household at which two or more shareholders reside if they appear to be members of the same family (unless otherwise requested by one or more of such shareholders). Each shareholder, however, still receives a separate proxy card if they receive paper copies. This procedure, known as “householding,” reduces the amount of duplicate information received at a household and reduces mailing and printing costs as well. This year, the Company will be mailing primarily Notices of Internet Availability and only a small number of printed copies of the annual report and proxy statement to parties that have requested paper copies.

A number of banks, brokers and other firms have instituted householding and have previously sent a notice to that effect to certain of the Company’s beneficial shareholders whose shares are registered in the name of the bank, broker or other firm. As a result, unless the shareholders receiving such notice gave contrary instructions, only one annual report and one annual proxy statement or one Notice will be mailed to an address at which two or more such shareholders reside. If any shareholder residing at such an address wishes to receive a separate annual report or annual proxy statement in the future, such shareholder should telephone the householding election system (toll-free) at 1-800-542-1061. In addition, (i) if any shareholder who previously consented to householding desires to receive a separate copy of the annual report or annual proxy statement for each shareholder at his or her same address, or (ii) if any shareholder shares an address with another shareholder and both shareholders of such address desire to receive only a single copy of the annual report or annual proxy statement, then such shareholder should contact his or her bank, broker or other firm in whose name the shares are registered or contact the Company as follows: Callaway Golf Company, ATTN: Investor Relations, 2180 Rutherford Road, Carlsbad, CA 92008, telephone (760) 931-1771.

Other Matters

The main purpose of the Annual Meeting of Shareholders is to conduct the business described in this Proxy Statement. On some occasions in the past, the Company has chosen to expand the scope of the meeting to include presentations on portions of the Company’s business and to conduct a question and answer session with the Company’s leadership. At the upcoming Annual Meeting, it is the Company’s intention to have a brief presentation by the Chief Executive Officer after the completion of all business, followed by a short question and answer period. Due to legal and practical constraints, including regulations regarding the selective disclosure of material information, and consistent with the fact that the main purpose of the Annual Meeting is to conduct the necessary business of the Company, a significant, substantive presentation on the Company’s current or expected performance is not planned.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Introduction

Corporate governance is the system by which corporations ensure that they are managed ethically and in the best interests of the Company’s shareholders. The Company is committed to maintaining high standards of corporate governance. A copy of the Company’s Corporate Governance Guidelines is available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance.

One of the most important aspects of corporate governance is the election of a Board of Directors to oversee the operation of the business and affairs of the Company. The Company’s Bylaws provide that the Company’s directors shall be elected at each annual meeting of shareholders. As a result, as discussed below, the first proposal the shareholders will be asked to vote upon at the Annual Meeting is the election of the nine nominees named in this Proxy Statement as directors to serve until the 2013 annual meeting of shareholders and until their successors are elected and qualified.

In today’s business environment, the selection of a qualified independent auditor has become a key aspect of corporate governance. The Board of Directors has asked that shareholders ratify, on an advisory basis, the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the shareholders of the Company are entitled to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement. Pursuant to the Dodd-Frank Act, this shareholder vote is advisory only and is not binding on the Company, its Board of Directors or the Compensation and Management Succession Committee. Although the vote is non-binding, the Compensation and Management Succession Committee and the Board of Directors value your opinions and will consider the outcome of the vote in establishing our compensation philosophy and in making future compensation decisions.

Independence

The Company’s Bylaws and Corporate Governance Guidelines provide that a substantial majority of the Company’s directors must be independent. A director is independent only if the director is not an employee of the Company and the Board has determined that the director has no direct or indirect material relationship to the Company. To be independent, a director must also satisfy any other independence requirements under applicable law or regulation and the listing standards of the New York Stock Exchange (“NYSE”). In evaluating a particular relationship, the Board considers the materiality of the relationship to the Company, to the director and, if applicable, to an organization with which the director is affiliated. To assist in its independence evaluation, the Board adopted categorical independence standards, which are listed on Exhibit A attached to the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance. Compliance with these internal and NYSE independence standards is reviewed at least annually. The Board has determined that each of the eight current non-management directors is independent. Oliver G. Brewer, III, the Company’s President and Chief Executive Officer, is the only current director who is not independent. Therefore, a substantial majority of the members of the Board are independent.

Director Qualifications

The Nominating and Corporate Governance Committee is responsible, among other things, for developing and recommending to the Board criteria for Board membership and for identifying and recruiting potential Board candidates based on the identified criteria in the context of the Board as a whole and in light of the Board’s needs at a particular time. The Nominating and Corporate Governance Committee has worked with the Board of Directors to identify certain minimum criteria that every director must meet: (1) a director must exhibit very high personal and professional ethics, integrity and values; (2) a director must not have any conflicting interest that would materially impair his or her ability to discharge the fiduciary duties of a director; (3) a director must be committed to the best interests of the Company’s shareholders and be able to represent fairly and equally all shareholders without favoring or advancing any particular shareholder or other constituency; and (iv) a director must be able to devote adequate time to his or her service as a director. A potential candidate will not be considered for a directorship unless he or she satisfies these threshold criteria.

In addition to these minimum threshold criteria, the Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee the Company’s business. In this regard, the Board of Directors has determined that one or more Board members, among other things, should (i) be currently serving as an active executive of another corporation, (ii) have prior experience as a Chief Executive Officer or an operating executive with significant responsibility for operating results, (iii) have public company executive experience, (iv) have public company Board experience, (iv) have corporate governance experience, (v) have executive compensation experience, and (vi) have consumer products experience. The Board also believes that at least one or more members should have functional expertise in each of finance, accounting, legal matters, investment banking, technology, manufacturing, international business, research and development, strategic planning, consumer sales and marketing experience, retail business experience, and mergers and acquisitions. Potential candidates are evaluated based upon the factors described above as well as their independence and relevant business and industry experience.

The Nominating and Corporate Governance Committee works with the Board of Directors to evaluate annually the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. This annual evaluation of the Board’s composition enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time. In identifying director candidates from time to time, the Board or Nominating and Corporate Governance Committee may establish specific skills and experience that it believes the Company should seek in order to constitute a balanced and effective board. In addition, although the Board of Directors does not have a formal policy regarding diversity, the Board of Directors believes that ethnic, gender, and cultural diversity among Board members can provide distinct value and is important. In considering potential new candidates, the Board does consider whether the potential Board member would increase the ethnic, gender, or cultural diversity of the Board members.

Identification of Potential Candidates

The Nominating and Corporate Governance Committee uses a variety of methods for identifying director candidates, including professional search firms and recommendations from the Company’s officers, directors, shareholders or other persons. If a shareholder believes that he or she has identified an appropriate candidate who is willing to serve on the Company’s Board of Directors, the shareholder may submit a written recommendation to the Chair of the Nominating and Corporate Governance Committee c/o the Company’s Corporate Secretary at 2180 Rutherford Road, Carlsbad, California 92008. Such recommendation must include detailed biographical information concerning the recommended candidate, including a statement regarding the candidate’s qualifications. The Nominating and Corporate Governance Committee may require such further information and obtain such further assurances concerning the recommended candidate as it deems reasonably necessary. The Nominating and Corporate Governance Committee will review properly submitted shareholder candidates in the same manner as it evaluates all other director candidates. In addition to bringing potential qualified candidates to the attention of the Nominating and Corporate Governance Committee as discussed above, a nomination of a person for election to the Board of Directors at an annual meeting of shareholders may be made by shareholders who meet the qualifications set forth in the Company’s Bylaws and who make such nominations in accordance with the procedures set forth in the Company’s Bylaws, including the procedures described under the heading “Shareholder Proposals” in this Proxy Statement.

Nomination Process

The Nominating and Corporate Governance Committee believes that the continuing service of qualified incumbents promotes stability and continuity among the Board of Directors and contributes to the Board’s ability to function effectively. The continuing service of qualified incumbents also provides the Company with the benefit of the familiarity with and insight into the Company’s affairs that its directors have accumulated during their tenure. As a result, in considering candidates for nomination for each annual meeting of shareholders, the Committee first considers the Company’s incumbent directors who desire to continue their service on the Board. The Committee will generally recommend to the Board an incumbent director for re-election if the Committee has determined that (i) the incumbent director continues to satisfy the threshold criteria described above, (ii) the incumbent director has satisfactorily performed his or her duties as a director during the most recent term and (iii) there exists no reason why, in the Committee’s view, the incumbent director should not be re-elected. If a vacancy becomes available on the Board of Directors as a result of the death, resignation or removal of an incumbent director or as a result of action taken by the Board to increase the size of the Board, the Committee proceeds to identify candidates who meet the required criteria and attributes.

Majority Vote Policy

The Company’s Corporate Governance Guidelines set forth the Company’s procedure regarding a director who is elected but receives a majority of “withheld” votes. In an uncontested election of directors, any nominee who has a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) is required to submit in writing an offer to resign. The Nominating and Corporate Governance Committee would consider, among other things, the reasons for the Majority Withheld Vote and make a recommendation to the Board of Directors whether or not to accept the resignation offer. The Board of Directors would consider the recommendation of the Nominating and Corporate Governance Committee and would determine whether to accept the resignation. The Board of Directors would disclose the basis for its determination. Full details of this procedure are set forth in the Company’s Corporate Governance Guidelines, posted on its website at www.callawaygolf.com under Investor Relations — Corporate Governance.

Board Leadership Structure

The Board of Directors believes that strong, independent Board leadership is a critical aspect of effective corporate governance. As a result, the Board either appoints a Chairman of the Board who is an independent director or appoints a lead independent director if the Chairman of the Board is not independent (e.g. when the Chairman is also the Chief Executive Officer). The independent Chairman or the lead independent director, as the case may be, works with the CEO to set the Board’s work program and meeting agendas, coordinates the activities of the independent directors, serves as a liaison between the Chief Executive Officer and the independent directors, and presides at the executive sessions (without management) of the independent directors.

The Company currently separates the positions of Chairman and Chief Executive Officer. Separating these positions and having the Chairman lead the Board in its oversight responsibilities enables the Company’s Chief Executive Officer to focus on day-to-day business and his other responsibilities. Currently, Mr. Beard, who is an independent director, is serving as Chairman of the Board and the Company therefore does not have a director with the title of lead independent director. A copy of the Charter for the Chairman position is available at the corporate governance section of the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance — Board Membership.

Risk Oversight

The Company’s Board of Directors oversees an enterprise-wide approach to risk management and works with the Audit Committee and management in executing its oversight responsibility for risk management. The Board generally oversees risks related to the Company’s strategic and operational objectives and is responsible for overseeing the amounts and types of risks taken by management in executing those objectives. In addition, the Board of Directors has delegated to the Audit Committee the responsibility for oversight of certain of the Company’s risk oversight and compliance matters, including oversight of (i) material legal proceedings and material contingent liabilities, (ii) the Company’s policies regarding risk assessment and management, (iii) the Company’s compliance programs with respect to legal and regulatory requirements and the Company’s Code of Conduct, (iv) related party transactions and conflicts of interest, and (v) the establishment of procedures for the receipt and handling of complaints regarding accounting, internal accounting controls and auditing matters.

On a day to day basis, it is management’s responsibility to manage risk and bring to the attention of the Board the significant risks facing the Company and the controls in place to manage those risks. As part of this responsibility, each year management conducts an enterprise risk management assessment, which is led by the Company’s corporate audit department. All members of management responsible for key business functions and operations participate in this assessment. The assessment includes an identification, and quantification of the potential impact, of the top risks facing the Company and the controls in place to mitigate such risks as well as possible opportunities to reduce such risks. This report is shared with the Audit Committee as well as the full Board of Directors.

Risk Assessment of Compensation Programs

The Company has determined that its compensation policies, plans and practices are consistent with the Company’s strategic objectives, appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Company’s human resources and legal departments reviewed the compensation policies, plans and practices for its executive officers, as well as for all other employees and then discussed their findings with the Company’s Chief Executive Officer, Compensation Committee and outside compensation consultant. The Company identified its global policies, plans and practices that: covered its global employee population; were structured differently from those of other business units; or represented a significant portion of its compensation expense. The Company then assessed the risk-taking incentives inherent in the design and operation of these policies, plans and practices, including the following features of such policies, plans and practices: design, payment methodology, potential payment volatility, relationship to its financial results, length of performance period, risk-mitigating features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. The Company also assessed the various controls that mitigate risks relating to compensation policies, plans and practices, such as executive stock ownership guidelines and forfeiture provisions, contained in the employment agreements of the named executive officers, that enable the recovery of certain incentive compensation payments in certain circumstances.

Based on this review, the Company believes that its compensation policies, plans and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This conclusion is based on, among other things, the approach employed by the Company in developing its compensation policies and practices. First, in setting these policies and practices, the Company was careful to ensure that they were consistent with the Company’s strategic objectives and that none of the policies or practices varied significantly from the overall risk and reward structure of the Company. As a result, by design, no individual award is large enough such that its value could create material financial risk to the Company. Second, the Company employed a balanced approach to its policies and practices. More specifically, in setting these policies and practices, the Company balanced short-term and long-term incentives; cash and equity based compensation; service based and performance based compensation; and corporate and individual performance incentives. The Company believes that this overall balanced approach significantly reduces the risk that the Company’s compensation policies or practices could have a significant adverse effect on the Company. Third, the Company’s incentive plans could not be easily manipulated as they provide for a minimum level of overall corporate profitability before any payout occurs. Fourth, the Company believes that certain of its policies and programs, such as its stock ownership guidelines and compensation forfeiture provisions applicable to certain senior officers, also mitigate any risk taking incentive inherent in any compensation policies or practices. Lastly, the Compensation and Management Succession Committee of the Board of Directors, which is comprised solely of independent directors, has the authority in certain circumstances to consider factors outside of the incentive plans and to exercise discretion to adjust the funding of incentive awards.

Committees of the Board of Directors

The Board of Directors currently has three standing committees. They are the Audit Committee; the Compensation and Management Succession Committee and the Nominating and Corporate Governance Committee. The Board of Directors has adopted written charters for each of the three standing committees. A copy of each of the charters is available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance — Board Committees. Upon request, the Company will provide to any person without charge a copy of such charters. Any such requests may be made by contacting the Company’s Investor Relations Department at the Company’s principal executive offices by telephone at (760) 931-1771 or by mail at 2180 Rutherford Road, Carlsbad, CA 92008. More detailed information about each committee is set forth below.

Audit Committee. The Audit Committee currently consists of Messrs. Armacost (Chair), Beard, Lundgren, and Ogunlesi. The Board of Directors has determined that each member of the Company’s Audit Committee is independent within the meaning of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10A-3 thereunder, and the applicable listing standards of the NYSE. The Board of Directors has also determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise within the meaning of the listing standards of the NYSE. In addition, the Board of Directors has determined that at least one member of the Audit Committee qualifies as an Audit Committee Financial Expert as defined by Item 407(d)(5) of Regulation S-K. The Board of Directors has designated Mr. Armacost as the Audit Committee Financial Expert. The Board also believes that the collective experiences of the other members of the Audit Committee make them well qualified to serve on the Company’s Audit Committee. Shareholders should understand that Mr. Armacost’s designation as an Audit Committee Financial Expert is a Securities and Exchange Commission disclosure requirement, and it does not impose on Mr. Armacost any duties, obligations or liabilities that are greater than those which are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an Audit Committee Financial Expert pursuant to this requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

The Audit Committee is responsible for representing the Board of Directors in discharging its oversight responsibility relating to risk management, the accounting, reporting and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements, as well as oversight of the Company’s internal audit function. The Audit Committee reviews and discusses with the Company’s independent registered public accounting firm the scope and results of the annual audit and any reports with respect to interim periods. It also reviews and discusses with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements of the Company, including any significant financial reporting issues and judgments, the effects of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements, disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in reports filed with the Securities and Exchange Commission, and any major issues regarding the Company’s accounting principles and financial statements. In addition, the Audit Committee has oversight responsibility with regard to the Company’s legal and regulatory matters including oversight responsibility for legal compliance. As part of this oversight responsibility the Committee receives at least quarterly updates on litigation matters and reports from the Chief Ethics Officer regarding any complaints received regarding accounting matters or related to the Code of Conduct. The Committee also receives at least annually a full legal compliance report. The Committee also has sole authority for all matters relating to the Company’s independent registered public accounting firm, including the appointment, compensation, evaluation, retention and termination of such firm.

Compensation and Management Succession Committee. The Compensation and Management Succession Committee currently consists of Messrs. Cushman (Chair), Armacost, Beard, Lundgren and Rosenfield. All of the members of this Committee are independent directors as determined under the applicable independence standards described above, including the NYSE listing standards. The Committee is responsible for discharging the responsibilities of the Board relating to compensation of the Company’s executives and for assisting the Board with management succession issues and planning. The Committee, together with the other independent directors, sets the compensation of the Chief Executive Officer. The Committee sets the compensation of the other executive officers in consultation with the Chief Executive Officer. The Compensation and Management Succession Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Messrs. Rosenfield (Chair), Beard, Cushman, Kobayashi, and Ogunlesi. All of the members of this Committee are independent directors as determined under the applicable independence standards described above, including the NYSE listing standards. The Committee is responsible for identifying and recommending to the Board individuals who are qualified to serve on the Board of Directors and recommending candidates who should stand for election at each annual meeting of shareholders. The Committee is also responsible for oversight of the Company’s corporate governance practices, including the Company’s Corporate Governance Guidelines, and evaluation of the effectiveness of the Board and Board Committees.

Meetings and Director Attendance

During 2011, the Company’s Board of Directors met 11 times and the independent directors met in executive session at seven of those meetings and determined that there was no need to meet in executive session at the other meetings; the Audit Committee met 8 times; the Compensation and Management Succession Committee met 8 times; and the Nominating and Corporate Governance Committee met four times. In addition to meetings, the members of the Board of Directors and its committees sometimes take action by written consent in lieu of a meeting, which is permitted under Delaware corporate law, or discuss Company business without calling a formal meeting. During 2011, all of the Company’s directors then serving attended in excess of 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served. All of the Board members are expected to attend the annual meetings of shareholders and all directors attended the 2011 annual shareholders’ meeting.

Director Compensation

Directors who are not employees of the Company are paid an annual base cash compensation, additional daily cash compensation for attendance at meetings of the Board of Directors and its committees, and are reimbursed for their expenses in attending meetings. The annual base cash compensation is $45,000. Directors also receive $1,500 per day per Board or committee meeting attended. Non-employee directors who serve as Chairs of committees of the Board of Directors are paid an additional $300 per day per committee meeting attended. During 2011, in recognition of the significant amount of time they are required to spend on Company business between meetings, the Chairman of the Board was paid an additional annual cash retainer of $30,000 and the Chair of the Audit Committee and the Chair of the Compensation and Management Succession Committee were paid additional annual cash retainers of $10,000. These amounts remain unchanged for 2012. For additional information see “Compensation of Executive Officers and Directors — Director Compensation in Fiscal Year 2011” included in this Proxy Statement.

During 2011, the non-employee directors participated in the Callaway Golf Company Amended and Restated 2001 Non-Employee Directors Stock Incentive Plan (the “2001 Plan”), which was approved, as amended and restated, by the Company’s shareholders at the Company’s 2006 annual meeting. As so amended and restated, the 2001 Plan authorized the grant of various equity awards, including stock options, restricted stock and restricted stock units. During 2011 it was the Company’s practice that upon the initial election or appointment of a new director and for each year of continuing service, a director is granted stock options, restricted stock, restricted stock units or a combination thereof pursuant to the 2001 Plan. Such initial and continuing service awards are made as of the date of appointment or re-election in the form and amount as determined by the Board of Directors on the recommendation of the Compensation Committee. In 2011, each of the non-employee directors were granted 7,205 restricted stock units with a grant date value of $50,000 as continuing service awards, as described below. The plan expired on December 31, 2011. No additional awards will be made pursuant to the plan, but as of December 31, 2011, a maximum of 91,727 shares remain available for the issuance of dividend equivalents on RSUs granted under the 2001 Plan, subject to certain anti-dilution and weighting adjustments.

The Company has a policy that the non-employee directors should promote the Company’s products by using the Company’s current products whenever they play golf. To assist the directors in complying with this policy, non-employee directors are entitled to receive a limited amount of golf club products of the Company, free of charge, for their own personal use and the use of immediate family members residing in their households. The directors also receive a limited amount of other products (e.g., golf balls and accessories) free of charge and the right to purchase a limited amount of additional golf clubs, balls and accessories at a discount that is not material in amount. The aggregate value of this personal benefit did not exceed $10,000 for any director in 2011 and is therefore not required to be reported in the table below.

Director Compensation in Fiscal Year 2011

The following table summarizes the compensation of the Company’s non-employee directors for fiscal year 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Samuel H. Armacost	$93,200	$50,000	$143,200
Ronald S. Beard	$124,500	$50,000	$174,500
John C. Cushman, III	$94,900	$50,000	$144,900
Yotaro Kobayashi	$63,000	$50,000	$113,000
John F. Lundgren	$83,092	$50,000	$133,092
Adebayo O. Ogunlesi	$76,117	$50,000	$126,117
Richard L. Rosenfield	$79,200	$50,000	$129,200
Anthony S. Thornley	$52,700	$50,000	$102,700

(1)	In 2011, Messrs. Armacost, Cushman, Rosenfield and Thornley each served as chair of a committee for all or a portion of 2011 and received the additional per day fee with respect to each committee meeting chaired. Also, Mr. Beard was paid an additional $30,000 in 2011 for his service as Chairman of the Board. Mr. Thornley was paid an additional $5,000 in 2011 for his service as Chair of the Audit Committee until his appointment as interim President and Chief Executive Officer in June 2011. Mr. Armacost was paid an additional $5,000 for his service as Chair of the Audit Committee for the last two quarters of 2011. Mr. Cushman was paid an additional $10,000 for his service as Chair of the Compensation and Management Succession Committee during 2011. Mr. Thornley did not receive compensation as a director once he was appointed interim President and Chief Executive Officer.
(2)	Represents the aggregate grant date fair value of restricted stock units calculated for financial reporting purposes for the year utilizing the provisions of Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC 718”). See Note 14, “Share-Based Compensation,” to the Company’s Audited Consolidated Financial Statements set forth in the Company’s Form 10-K for the year ended December 31, 2011 (the “10-K”) for information concerning the ASC 718 values, which are based on the fair value of the Company’s Common Stock on the date of grant.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The terms of all of our directors expire at the Annual Meeting. In accordance with our Bylaws, the Board of Directors has fixed the number of directors at nine. Upon the recommendation of our Nominating and Corporate Governance Committee, the Board of Directors has nominated each of the Company’s nine current directors to stand for election at the Annual Meeting to serve until the 2013 annual meeting of shareholders and until their respective successors are elected and qualified. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected. If any one or more of such nominees should for any reason become unavailable for election, the persons named in the accompanying form of proxy may vote for the election of such substitute nominees as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter.

The nominees for election as directors at the Annual Meeting are set forth below:

Name	Positions with the Company	Director Since
Oliver G. Brewer, III	President and Chief Executive Officer	2012
Ronald S. Beard	Chairman of the Board	2001
Samuel H. Armacost	Director	2003
John C. Cushman, III	Director	2003
Yotaro Kobayashi	Director	1998
John F. Lundgren	Director	2009
Adebayo O. Ogunlesi	Director	2010
Richard L. Rosenfield	Director	1994
Anthony S. Thornley	Director	2004

Biographical Information of Nominees. Set forth below is certain biographical information about each of the nominees as well as information concerning the skills and qualifications that led the Board to conclude that the nominees should serve as directors:

Oliver G. Brewer, III. Mr. Brewer, 48, has served as a Director and President and Chief Executive Officer of the Company since March 2012. Until February 2012, Mr. Brewer served as the President and Chief Executive Officer of Adams Golf, Inc. beginning January 2002. He was President and Chief Operating Officer of Adams Golf from August 2000 to January 2002 and Senior Vice President of Sales and Marketing of Adams Golf from September 1998 to August 2000. Mr. Brewer also served on the board of directors of Adams Golf since 2000 until his resignation effective as of February 29, 2012. Mr. Brewer is highly qualified, and was renominated, to serve on the Board of Callaway Golf Company, among other reasons, because the Board of Directors believes it is important to have the Chief Executive Officer serve on the Board of Directors as he is the one closest to the day to day operations of the Company. In addition, Mr. Brewer has extensive experience in the golf industry, public golf company board and executive officer experience, and has functional expertise in finance, human resources, manufacturing, international business, research and development, strategic planning, consumer sales and marketing, selling to retailers, and mergers and acquisitions.

Ronald S. Beard. Mr. Beard, 73, has served as a Director of the Company since June 2001 and Chairman since 2005 and held the position of Lead Independent Director from August 2002 until that position was merged into his position as Chairman. Mr. Beard is currently a partner in the Zeughauser Group, consultants to the legal industry. Mr. Beard is a retired former Partner of the law firm of Gibson, Dunn & Crutcher LLP. He joined the firm in 1964, served as Chairman of the firm from April 1991 until December 2001, and was also its Managing Partner from April 1991 until mid-1997. Mr. Beard served as the Company’s general outside counsel from 1998 until he joined the Board of Directors. Mr. Beard served as a Director of Javo Beverage Company from January 2004 until May 2011. Mr. Beard served as a Board member of Document Sciences Corporation from December

2004 until March 2008 when it was sold. He received his law degree in 1964 from Yale Law School. Mr. Beard is highly qualified, and was renominated, to serve on the Board of Callaway Golf Company, among other reasons, due to his extensive experience with the Company as a Board member and previously as its primary outside legal advisor. Mr. Beard, among other things, has other public company board experience, and experience with corporate governance, executive compensation, as well as executive officer experience as Chairman of a leading global law firm. Mr. Beard also has functional expertise in finance, accounting, legal matters, international business, strategic planning, and mergers and acquisitions.

Samuel H. Armacost. Mr. Armacost, 73, has served as a Director of the Company since April 2003 and is the Chair and designated “Financial Expert” of the Audit Committee. From 1981-2010, he served as a director of SRI International (formerly Stanford Research Institute), an independent nonprofit research institute, and was Chairman from 1998 to March 2010. In April 2010, Mr. Armacost was appointed as Chairman Emeritus. Mr. Armacost continues as a member of the board of directors of the SRI International Board of Directors. He was Managing Director of Weiss, Peck & Greer LLC (an investment management and venture capital firm) from 1990 to 1998. He was Managing Director of Merrill Lynch Capital Markets from 1987 to 1990. Prior to that time he was President and Chief Executive Officer of BankAmerica Corporation from 1981 to 1986. He also served as Chief Financial Officer of BankAmerica Corporation from 1979 to 1981. Currently, Mr. Armacost serves as a member of the Board of Directors of Exponent, Inc. and Franklin Resources, Inc. and previously served on the Board of Chevron Corporation and Del Monte Foods Company. Mr. Armacost is a graduate of Denison University and received his MBA from Stanford University in 1964. Mr. Armacost is highly qualified, and was renominated, to serve on the Board of Callaway Golf Company, among other reasons, due to his extensive experience with the Company as a Board member as well as his prior Chief Executive Officer experience of a public company, his other public company board experience, and his experience with corporate governance and executive compensation. He also has functional expertise in finance, accounting, investment banking, human resources/compensation, technology, international business, research and development, strategic planning, and mergers and acquisitions.

John C. Cushman, III. Mr. Cushman, 71, has served as a Director of the Company since April 2003 and is Chair of the Compensation and Management Succession Committee. He has served as Chairman or Co-Chairman of Cushman & Wakefield, Inc. since it merged with Cushman Realty Corporation in 2001. Mr. Cushman co-founded Cushman Realty Corporation in 1978 and also served as its Chief Executive Officer. Mr. Cushman also serves as Director and Chief Executive Officer of Cushman Winery Corporation, which is the owner of Zaca Mesa Winery, and which he co-founded in 1972. Mr. Cushman is a 1963 graduate of Colgate University where he also earned an Honorary Doctorate in Humane Letters in 2008, and he completed the Advanced Management Program at Harvard University in 1977. Mr. Cushman is highly qualified, and was renominated, to serve on the Board of Callaway Golf Company, among other reasons, due to his extensive experience with the Company as a Board member as well as his current executive position with Cushman and Wakefield, his prior Chief Executive Officer experience, his other public company Board experience, and his experience with corporate governance and executive compensation. Mr. Cushman also has functional expertise in finance, human resources/compensation, international business, strategic planning, the retail industry, and mergers and acquisitions.

Yotaro Kobayashi. Mr. Kobayashi, 78, has served as a Director of the Company since June 1998. He is the former Chairman and Chief Executive Officer of Fuji Xerox Co., Ltd., a global developer of xerographic and document-related products. Mr. Kobayashi joined Fuji Photo Film Co., Ltd. in 1958, was assigned to Fuji Xerox Co., Ltd. in 1963, named President and Chief Executive Officer in 1978 and Chairman and Chief Executive Officer in 1992. He served as Chairman of the Board from 1999 through March 2006. Mr. Kobayashi served as Chief Corporate Advisor from March 2006 through March 2009. Mr. Kobayashi is also a Director of Sony Corporation, Nippon Telegraph and Telephone Corporation (NTT) and the American Productivity and Quality Center. He is the Pacific Asia Chairman of the Trilateral Commission and holds positions as Chairman of the International University of Japan, President of The Japan Folks Crafts Museum, Chairman of the Blackstone Group Japan Advisory Board, Chairman of the Advisory Board to Accenture as well as Life-Time Trustee of Keizai Doyukai. He also serves on the Board of Trustees of Keio University. He is a 1956 graduate of Keio

University and received his MBA from The Wharton School in 1958. Mr. Kobayashi is highly qualified, and was renominated, to serve on the Board of Callaway Golf Company, among other reasons, due to his extensive experience with the Company as a Board member as well as prior Chief Executive Officer experience, his other public company board experience, as well as his experience with corporate governance and executive compensation matters. He also has functional expertise in human resources/compensation, technology, manufacturing, international business, research and development, strategic planning, consumer sales and marketing, and mergers and acquisitions, research and development, strategic planning, consumer sales and marketing, and mergers and acquisitions.

John F. Lundgren. Mr. Lundgren, 60, has served as a Director of the Company since March 2009. He is President, Chief Executive Officer and a director of Stanley Black & Decker, Inc., the successor entity following the merger of The Stanley Works and Black and Decker which was completed in March 2010. Prior to the merger, Mr. Lundgren served as Chairman and Chief Executive Officer of The Stanley Works, a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. Prior to joining The Stanley Works in 2004, Mr. Lundgren served as President — European Consumer Products, of Georgia Pacific Corporation and also held various positions in finance, manufacturing, corporate development and strategic planning with Georgia Pacific and its predecessor companies, namely James River Corporation from 1995 — 1997 and Fort James Corporation from 1997 — 2000. Mr. Lundgren began his business career in brand management at the Gillette Corporation. Mr. Lundgren has been a director of The Stanley Works since 2004 and is a member of the Board of Directors of the National Association of Manufacturers (NAM). Mr. Lundgren is a graduate of Dartmouth College and received his MBA from Stanford University. Mr. Lundgren is highly qualified, and was renominated, to serve on the Board of Callaway Golf Company, among other reasons, due to his prior experience with the Company as a Board member as well as his current position of Chief Executive Officer of a public company, his prior operating experience, and his experience with corporate governance and executive compensation matters. Mr. Lundgren also has functional expertise in finance, human resources/compensation, manufacturing, international business, strategic planning, consumer sales and marketing, retail sell-through, and mergers and acquisitions.

Adebayo O. Ogunlesi. Mr. Ogunlesi, 58, was appointed to the Company’s Board of Directors in January 2010. He is Chairman and Managing Partner of Global Infrastructure Management, LLC, which is a private equity firm with over $8 billion in assets and which invests worldwide in infrastructure assets in the energy, transport, and water and waste industry sectors. Prior to founding Global Infrastructure Management, Mr. Ogunlesi spent 23 years at Credit Suisse where he held senior positions, including Executive Vice Chairman and Chief Client Officer and prior to that Global Head of Investment Banking. Mr. Ogunlesi also serves on the boards of Kosmos Energy Holdings and African Finance Corporation. Mr. Ogunlesi holds a B.A. (First Class Honours) in Politics, Philosophy and Economics from Oxford University, and a J.D. (magna cum laude) from Harvard Law School and M.B.A. from Harvard Business School. Prior to joining Credit Suisse, he was an attorney with the New York law firm of Cravath, Swaine & Moore. From 1980 to 1981, he served as a Law Clerk to the Honorable Thurgood Marshall, Associate Justice of the United States Supreme Court. Mr. Ogunlesi is highly qualified, and was renominated, to serve on the Board of Callaway Golf Company, among other reasons, due to prior service on the Company’s Board of Directors, his current executive officer position, and his experience with investment banking, legal matters, corporate governance and executive compensation. Mr. Ogunlesi also has functional expertise in finance, international business, strategic planning, and mergers and acquisitions.

Richard L. Rosenfield. Mr. Rosenfield, 66, has served as a Director of the Company since April 1994 and is the Chair of the Nominating and Corporate Governance Committee. Since 1985 and until July 2011 he served as co-founder, co-Chairman, co-President and co-Chief Executive Officer of California Pizza Kitchen, Inc., a casual dining full service pizza restaurant chain. In 2002, Mr. Rosenfield co-founded and served as co-President of LA Food Show, Inc., a Los Angeles restaurant company that is now owned by California Pizza Kitchen, Inc. From 1973 to 1985, Mr. Rosenfield was a principal and partner of the law firm of Flax & Rosenfield, a private law firm in Beverly Hills, California. From 1969 to 1973, Mr. Rosenfield served as an attorney in the U.S. Department of

Justice. He is a 1969 graduate of DePaul University College of Law. Mr. Rosenfield is highly qualified, and was renominated, to serve on the Board of Callaway Golf Company, among other reasons, due to his extensive experience with the Company as a Board member as well as his prior Chief Executive Officer experience, his other public company board experience, and his experience with corporate governance and executive compensation. Mr. Rosenfield also has functional expertise in legal matters, international business, strategic planning, consumer sales and marketing, the retail industry, and mergers and acquisitions.

Anthony S. Thornley. Mr. Thornley, 65, served as interim President and Chief Executive Officer of the Company from June 2011 to March 2012. He has served as a Director of the Company since April 2004 and was the Chair and designated “Financial Expert” of the Audit Committee until his appointment as President and Chief Executive Officer. From February 2002 to July 2005, he served as President and Chief Operating Officer of QUALCOMM Incorporated, the San Diego-based company that pioneered and developed technologies used in wireless networks throughout much of the world. He previously served as QUALCOMM’s Chief Financial Officer beginning in 1994, while also holding titles of Vice President, Senior Vice President and Executive Vice President. Prior to joining QUALCOMM, Mr. Thornley worked for Nortel Networks for 16 years, serving in various financial and information systems management positions including Vice President of Public Networks, Vice President of Finance NT World Trade, and Corporate Controller Northern Telecom Limited. Before Nortel, Mr. Thornley worked for Coopers & Lybrand. Mr. Thornley is a director of Cavium Inc (a semiconductor company). He previously served on the board of Transdel Pharmaceuticals, Inc. from 2007 — 2011. Mr. Thornley received his degree in chemistry from Manchester University, England, and qualified as a chartered accountant. Mr. Thornley is highly qualified, and was renominated, to serve on the Board of Callaway Golf Company, among other reasons, due to his prior service as interim President and Chief Executive Officer, extensive experience with the Company as a Board member as well as his prior executive and operational experience, his other public company board experience, and his experience with corporate governance and executive compensation matters. He also has functional expertise in finance, accounting, human resources/compensation, technology, manufacturing, international business matters, research and development, strategic planning, consumer sales and marketing, and mergers and acquisitions.

Vote Required

Assuming a quorum is present, the nine nominees receiving the highest number of votes cast at the Annual Meeting will be elected as directors. You may vote “for” or “withhold” with respect to the election of any or all of the nominees.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Communications with the Board

Shareholders and other interested parties may contact the Company’s Chairman of the Board or the non-management directors as a group by e-mail at: Non-managementdirectors@callawaygolf.com, or by mail to: Board of Directors, Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008. The Corporate Secretary’s office reviews all incoming communications and filters out solicitations and junk mail. All legitimate non-solicitation and non-junk mail communications are reviewed for distribution to the non-management directors or for handling as appropriate as directed by the Chairman of the Board.

Corporate Governance Guidelines and Code of Conduct

The Board of Directors has adopted and published on its website its Corporate Governance Guidelines to provide the Company’s shareholders and other interested parties with insight into the Company’s corporate governance practices. The Nominating and Corporate Governance Committee is responsible for overseeing these guidelines and for reporting and making recommendations to the Board concerning these guidelines. The

Corporate Governance Guidelines cover, among other things, board composition and director qualification standards, responsibilities of the Board of Directors, Board compensation, committees of the Board of Directors and other corporate governance matters.

The Board of Directors has also adopted a Code of Conduct that applies to all of the Company’s employees, including its senior financial and executive officers, as well as the Company’s directors. The Company’s Code of Conduct covers the basic standards of conduct applicable to all directors, officers and employees of the Company, as well as the Company’s Conflicts of Interest and Ethics Policy and other specific compliance standards and related matters. The Company will promptly disclose any waivers of, or amendments to, any provision of the Code of Conduct that applies to the Company’s directors and senior financial and executive officers on its website at www.callawaygolf.com.

The Corporate Governance Guidelines and Code of Conduct are available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance and — Corporate Overview, respectively. Upon request, the Company will provide to any person without charge a copy of the Company’s Corporate Governance Guidelines or Code of Conduct. Any such requests may be made by contacting the Company’s Investor Relations department at the Company’s principal executive offices by telephone at (760) 931-1771 or by mail at 2180 Rutherford Road, Carlsbad, California 92008.

REPORT OF THE AUDIT COMMITTEE

The duties and responsibilities of the Audit Committee are set forth in its written charter, a copy which is available on the Company’s website. In general, the Audit Committee represents the Board of Directors in discharging its general oversight responsibilities for the Company and its subsidiaries in the areas of accounting, auditing, financial reporting, risk assessment and management, and internal controls. Management has the responsibility for the preparation, presentation and integrity of the Company’s financial statements and for its financial reporting process, and the Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformance of the Company’s financial statements to accounting principles generally accepted in the United States. The Audit Committee is responsible for reviewing and discussing with management and the Company’s independent registered public accounting firm the Company’s annual and quarterly financial statements and financial reporting process and for providing advice, counsel and direction on such matters based upon the information it receives, its discussions with management and the independent registered public accounting firm and the experience of the Audit Committee members in business, financial and accounting matters.

Consistent with and in furtherance of its chartered duties, the Audit Committee has adopted (i) a written policy restricting the hiring of candidates for accounting or financial reporting positions if such candidates have certain current or former relationships with the Company’s independent registered public accounting firm; (ii) procedures for the receipt, retention and treatment of complaints regarding accounting or auditing matters and the confidential submission by employees of any concerns regarding such accounting or auditing matters; (iii) a written policy governing the preapproval of audit and non-audit fees and services to be performed by the Company’s independent registered public accounting firm; and (iv) a written policy requiring management to report to the Committee transactions with the Company’s officers or certain other parties.

Internal Audit

The Company has an internal audit department that, among other things, is responsible for objectively reviewing and evaluating the adequacy and effectiveness of the Company’s system of internal controls, including controls relating to the reliability of the Company’s financial reporting. The internal audit department reports directly to the Audit Committee and, for administrative purposes, to the Chief Financial Officer

2011 Audit Committee Activities

The Audit Committee appointed Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for 2011. The Audit Committee reviewed and discussed with management and Deloitte the Company’s quarterly and audited annual financial statements for the year ended December 31, 2011. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as Deloitte’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedule. The Audit Committee met privately with Deloitte and discussed issues deemed significant by the accounting firm, and the Audit Committee also discussed with Deloitte the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

During the course of 2011, the Audit Committee also oversaw management’s evaluation of the Company’s internal control over financial reporting. The principal internal auditor and management documented, tested and evaluated the Company’s system of internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice during the process. In connection with this oversight, the Committee received periodic updates provided by the principal internal auditor, management and Deloitte at least quarterly at a Committee meeting. Upon completion of the evaluation, the principal internal auditor and management reported to the Committee regarding the effectiveness of the Company’s internal control over financial reporting and the Committee reviewed and discussed with Deloitte its Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting.

In addition, the Audit Committee has received from Deloitte the written disclosures and the letter required by Public Company Accounting Oversight Board (“PCAOB”) Rule 3526 (Communications with Audit Committees Concerning Independence) and has discussed with Deloitte its independence. Although such letter is only required annually, as a matter of procedure the Audit Committee requests that Deloitte provide such letter at least quarterly and such letter was provided at least quarterly during 2011. The Audit Committee actively engaged in a dialogue with Deloitte with respect to any disclosed relationships or services that might impact Deloitte’s objectivity and independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE

Samuel H. Armacost (Chair)

Ronald S. Beard

John F. Lundgren

Adebayo O. Ogunlesi

Fees of Independent Registered Public Accounting Firm

Audit Fees. Audit fees include fees for (i) the audit of the Company’s annual financial statements, (ii) the review of the Company’s interim financial statements, (iii) the audit of the Company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and (iv) statutory audits and related services for the Company’s international subsidiaries. Audit fees also include other services that generally only the independent auditor can reasonably provide, including comfort letters, statutory audits, attest services, and consents and assistance with and review of documents filed with the SEC. The aggregate fees for audit services performed by Deloitte in 2011 were $1,466,800, compared to fees of $1,505,572 in 2010.

Audit-Related Fees. Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. The aggregate fees for audit-related services performed by Deloitte for each of 2011 and 2010 were $35,000 and $32,860, respectively. The fees for both 2011 and 2010 were incurred in connection with the audit of the financial statements for the Company’s 401(k) Retirement Investment Plan.

Tax Fees. Tax fees include fees for services performed by the professional staff in the tax department of the independent registered public accounting firm except for those tax services that could be classified as audit or audit-related services. For 2011 and 2010, the tax fees paid to Deloitte totaled $35,760 and $112,033, respectively, and were incurred in connection with routine domestic and foreign tax compliance and tax advice.

All Other Fees. All other fees include fees for all services except those described above. There were no such other non-audit fees in 2011 and 2010.

None of the fees listed above were approved by the Audit Committee in reliance on a waiver from pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Policy for Preapproval of Auditor Fees and Services

The Audit Committee has adopted a policy that all audit, audit-related, tax and any other non-audit service to be performed by the Company’s independent registered public accounting firm must be preapproved by the Audit Committee. It is the Company’s policy that all such services be preapproved prior to the commencement of the engagement. The Audit Committee is also required to preapprove the estimated fees for such services, as well as any subsequent changes to the terms of the engagement. The Audit Committee has also delegated the authority (within specified limits) to the Chair of the Audit Committee to preapprove such services if it is not practical to wait until the next Audit Committee meeting to seek such approval. The Audit Committee Chair is required to report to the Audit Committee at the following Audit Committee meeting any such services approved by the Chair under such delegation.

The Audit Committee will only approve those services that would not impair the independence of the independent registered public accounting firm and which are consistent with the rules of the SEC and PCAOB. The Audit Committee policy specifically provides that the following non-audit services will not be preapproved: (i) bookkeeping or other services related to the Company’s accounting records or financial statements, (ii) financial information systems design and implementation services, (iii) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (iv) actuarial services, (v) internal audit outsourcing services, (vi) management functions, (vii) human resources, (viii) broker-dealer, investment adviser or investment banking services, (ix) legal services and (x) expert services unrelated to an audit for the purpose of advocating the Company’s interests in litigation or in a regulatory or administrative proceeding or investigation.

Under this policy, the Audit Committee meets at least annually to review and where appropriate approve the audit and non-audit services to be performed by the Company’s independent registered public accounting firm. Any subsequent requests to have the independent registered public accounting firm perform any additional services must be submitted to the Audit Committee by the Chief Financial Officer, together with the independent registered public accounting firm, which request must include an affirmation from each that the requested services are consistent with the SEC and PCAOB’s rules on auditor independence.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, which is comprised entirely of independent directors, has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Deloitte has served as the Company’s independent registered public accounting firm since December 2002. Information concerning the services performed by Deloitte and the fees for such services for 2011 and 2010 are set forth below under “Fees of Independent Registered Public Accounting Firm.” Representatives of Deloitte are expected to attend the Annual Meeting, where they are expected to be available to respond to questions, and if they desire, to make a statement.

Our Audit Committee and Board of Directors seek shareholder ratification of the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm to audit our and our subsidiaries’ financial statements for the fiscal year ending December 31, 2012. Ratification of this appointment is not required to be submitted to shareholders. However, as a matter of good corporate governance, the Company is seeking ratification of the appointment of Deloitte. If the shareholders do not ratify the appointment of Deloitte as the Company’s independent registered public accounting firm, the Audit Committee will reconsider its appointment of Deloitte. Because the Audit Committee is directly responsible for appointing the Company’s independent registered public accounting firm, however, the ultimate decision to retain or appoint Deloitte in the future as the Company’s independent registered public accounting firm will be made by the Audit Committee based upon the best interests of the Company at that time.

Vote Required

The affirmative vote of the holders of a majority of shares of Common Stock present in person or by proxy at the Annual Meeting is required to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. This proposal is considered a routine matter and your broker has discretion to vote your shares even if you do not provide voting instructions to your broker.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis is designed to provide shareholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. It discusses the Compensation and Management Succession Committee’s (the “Compensation Committee”) determination of how and why, in addition to what, compensation actions were taken during the last fiscal year for each person serving as our chief executive officer during 2011, our chief financial officer, the three other most highly compensated executive officers who were serving as such at the end of 2011, as well as two former executive officers who were no longer serving as executive officers as of the end of 2011. The following is a list of the executive officers described in the preceding sentence:

Anthony S. Thornley, Former interim President and Chief Executive Officer;

Bradley J. Holiday, Senior Executive Vice President and Chief Financial Officer

Steven C. McCracken, Senior Executive Vice President and Chief Administrative Officer

Jeffrey M. Colton, Senior Vice President, Global Brand and Product

Joseph Urzetta, Senior Vice President, Americas

George Fellows, former President and Chief Executive Officer

Thomas T. Yang, former Senior Vice President, International

David A. Laverty, former Senior Vice President, Global Operations

These individuals are collectively referred to in this discussion as the “named executive officers” because they are named in the compensation tables included in this Proxy Statement. Investors are encouraged to read this discussion in conjunction with the compensation tables and related notes, which include more detailed information about the compensation of the named executive officers for 2011 as well as prior years.

Overview

The past fifteen months have been a period of significant transition for the Company, both organizationally and with regard to its compensation practices. The Company entered 2011 with the expectation that the Company would recover from the global economic recession and would return to profitability. Entering into 2011, the Compensation Committee was concerned about retaining and motivating management. There had been no payout under the Company’s 2009 or 2010 annual incentive plans and no payout under the 2007-2009 or 2008-2010 long-term incentive performance plans. All of the stock options held by the named executive officers at the end of 2010 were at exercise prices above (and often significantly above) below the then current trading value of the Company’s common stock. To address the retention and motivational concerns and so as not to undermine the expected recovery, the Compensation Committee granted modest base salary increases to certain of the executive officers for whom relevant market data and the officer’s performance supported such increases.

Unfortunately, mid-way through 2011, it became clear that the expected recovery would not be realized. As a result, the Company implemented a major restructuring of its organization, that included cost reductions designed to achieve approximately $50 million in annualized savings and plans to reinvest half of those savings into brand and demand creation initiatives. In connection with the restructuring, three named executive officers resigned, namely Messrs. Fellows (President and Chief Executive Officer), Laverty (Senior Vice President, Global Operations) and Yang (Senior Vice President, International). The Board of Directors appointed Tony Thornley, who was serving as a director of the Company, as interim President and Chief Executive Officer to implement the restructuring and to lead the search for a new President and Chief Executive Officer. The Company hired a new President and Chief Executive Officer, Oliver G. “Chip” Brewer, III, effective March 5, 2012.

In addition to the organizational changes, the Company has also changed or eliminated many of its compensation practices during the second half of 2011 and the first quarter of 2012 in light of evolving best practices, including the following:

•	The Compensation Committee determined that there would be no annual incentive plan payouts for 2011

•	The Compensation Committee determined that there would be no annual base salary increases for executive officers in 2012

•	Excise tax gross-ups were eliminated

•	The car allowance program was eliminated

•

Severance benefits related to the payout of a pro rata bonus in the year of termination were amended to provide that the pro rata bonus would be paid if and only to the extent that the underlying performance goals were achieved

•

The Compensation Committee reduced the maximum amount of severance payments unrelated to a change in control for senior officers from 18 months to 12 months, which will be implemented as contracts are renewed

•

The Compensation Committee reduced the maximum amount of severance payments for senior officers related to a change in control from 36 months to 24 months, which will be implemented as contracts are renewed

•	Paid time off benefits for officers were reduced by over 15%

•	The Company matching contributions under the 401(k) plan were reduced by 50%

•	The targeted annual cash compensation for the new Chief Executive Officer (Mr. Brewer) was 30% less than the prior non-interim Chief Executive Officer (Mr. Fellows).

The Compensation Committee believes that these changes are in the best interest of the Company as they are consistent with the Company’s cost-reduction goals, are consistent with best practices, and will be a good step toward aligning the Company’s compensation practices with the Company’s performance. The Company, however, will continue to take action in 2012 to improve its financial performance and under the supervision of the new Chief Executive Officer and the Compensation Committee will further review its compensation practices and philosophy. The following is a description of the Company’s compensation practices and philosophy in 2011.

Purpose of Executive Compensation Programs

Callaway Golf Company is a public corporation engaged in the manufacture and sale of golf clubs, golf balls, and other golf equipment, as well as the sale of other golf-related products, including golf bags, apparel, footwear, and accessories. The sale of golf products is a highly competitive business that is becoming more competitive each year. The Company has operations in the United States, the United Kingdom, Japan, Canada, Korea, Australia, China, Thailand, Malaysia, India and other regions, and directly, or indirectly through third party distributors, sells its products in over 100 countries worldwide. In 2011, the Company had net sales of approximately $887 million. Given the complexity and size of the Company’s business, the Board of Directors must recruit and appoint highly qualified individuals to serve as the Company’s executive officers to oversee and manage the Company’s operations. The purpose of the Company’s executive compensation programs is to attract, retain, motivate and appropriately reward these executive officers and to align the interests of the executive officers with those of the Company’s shareholders by incentivizing the executive officers to operate the Company in a manner that creates shareholder value.

Role of the Compensation and Management Succession Committee

The Company’s Board of Directors has delegated to the Compensation Committee the general responsibility for oversight of the Company’s compensation philosophy, policies and programs, including those applicable to the Company’s named executive officers. The Compensation Committee, in consultation with the other independent directors, sets the compensation of the Chief Executive Officer, and the Compensation Committee, in consultation with the Chief Executive Officer, sets the compensation of the other executive officers. The Compensation Committee consults with outside compensation advisors and legal counsel as appropriate.

The Compensation Committee has the responsibility for, among other things, approving and overseeing the Company’s executive compensation programs, including the design and implementation of those programs to ensure that the programs are reasonable and not excessive, that they reward corporate and individual performance, and that they provide appropriate incentives for the executive officers and do not encourage excessive risk taking. This responsibility includes setting base salaries, developing appropriate short-term and long-term incentives, approving equity-based award plans and grants, approving employment agreements (including severance and change-in-control provisions), and approving other compensation or benefit plans, arrangements and agreements applicable to executive officers.

In addition, as soon as practical following the end of each fiscal year, the Compensation Committee reviews the performance of the executive officers. The review includes a detailed comparison of the Company’s financial performance in absolute terms and against its annual operating plan, a review of performance against stipulated metrics and performance criteria in various compensation plans, a review of the respective executive’s performance against agreed-upon objectives, and any other relevant factors pertinent to that year’s results. In the case of the Chief Executive Officer, the review also includes a written evaluation of his performance by the independent directors based upon a review of the Chief Executive Officer’s agreed-upon annual objectives and his self-appraisal of performance against such goals. Following this detailed review, all of the independent directors participate in executive session to review this information and act on the Compensation Committee’s recommendation for any changes in compensation for the Chief Executive Officer that may result from such review and appraisal.

The Compensation Committee routinely reviews the Company’s executive compensation programs and makes modifications as appropriate in light of current trends and best practices. The amounts paid to an individual executive in any given year reflect the Company’s current compensation programs, continuing prior commitments under previous programs or contracts, and the current performance of that executive. As a result, in any given year there may be circumstances that result in an executive’s compensation being different from the Company’s current programs and practices but over time compensation should in the aggregate be consistent with the Company’s compensation programs as they evolve in light of current trends and best practices.

Additional information concerning the responsibilities of the Compensation Committee is set forth in its charter which is available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance — Board Committees.

Guiding Principles for Executive Compensation

In developing appropriate executive compensation programs, the Compensation Committee is generally guided by the following principles:

Compensation levels should be sufficiently competitive to attract and retain the executive talent needed.

The Company’s overall compensation levels are targeted to attract the management talent needed to achieve and maintain a leadership position in the businesses where the Company chooses to compete. In general, given the complexity and competitiveness of the Company’s business, the Committee believes it is often necessary to pay above median compensation to attract the high quality management talent needed to run the Company’s business. In setting executive compensation, the Compensation Committee compares the total direct compensation (comprised of base salary, annual incentives, and long-term incentives) for the Company’s named executive officers to the 50th — 75th percentile based upon the Company’s Compensation Comparison Group (described below) and other appropriate market reference information.

A significant portion of total compensation should be related to performance.

Executive compensation should be linked to Company and individual performance. The annual incentive compensation element is tied directly to short-term corporate performance but the final payout may be affected by individual performance, and the long-term incentive compensation element is generally tied to long-term corporate performance. Under the Company’s plans, performance above targeted goals generally results in compensation above targeted levels, and performance below targeted goals generally results in compensation below targeted levels.

Compensation should reflect position and responsibility, and incentive compensation should be a greater part of total compensation for more senior positions.

Total compensation should generally increase with position and responsibility. At the same time, a greater percentage of total compensation should be tied to corporate and individual performance, and therefore at risk, as position and responsibility increases. Accordingly, individuals with greater roles and responsibility for achieving the Company’s performance targets should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if goals are met or surpassed.

Incentive compensation should strike a balance between short-term and long-term performance.

The Company’s compensation plans focus management on achieving strong annual performance in a manner that supports the Company’s long-term success and profitability. Accordingly, the Company uses both annual incentives and long-term incentives, with the proportion of long-term incentives increasing at higher levels of responsibility where individuals have the greatest influence over the Company’s strategic direction and results over time.

A significant portion of executive compensation should be equity-based.

In order to further align the interests of the Company’s executive officers with those of the Company’s shareholders, the Compensation Committee believes that a significant portion of executive compensation should be equity-based compensation. As a result, the majority of the Company’s long-term incentives for executive officers is equity-based in the form of stock options, restricted stock units, and phantom stock units. The executive officers are also subject to stock ownership guidelines (discussed in more detail below) which require the executive officers to hold a minimum amount of Company stock and hold a portion of the shares received from the long-term incentive awards until the executive satisfies the minimum holding requirements.

The tax deductibility of compensation should be maximized where appropriate.

To the extent consistent with the Company’s compensation strategy, the Company seeks to maximize the deductibility for tax purposes of all elements of compensation. In designing and approving the Company’s executive compensation plans, the Compensation Committee considers the effect of all applicable tax regulations, including Section 162(m) of the Internal Revenue Code which generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid to the chief executive officer or certain of the Company’s other executive officers. Although maximizing the tax deductibility of compensation is an important consideration, the Compensation Committee may from time to time approve compensation that does not qualify for deductibility where it is appropriate to do so in light of other compelling interests or objectives.

The Compensation Committee Uses Various Resources to Guide Its Compensation Decisions

In setting compensation, the Compensation Committee works with the Company’s Chief Executive Officer and Senior Vice President of Global Human Resources. In addition, the Compensation Committee has engaged Mercer as its outside compensation consultant to provide independent advice and information on executive compensation matters. Mercer representatives report directly to the Compensation Committee (through the Chair of the Compensation Committee) and provide comparative market data, information on compensation trends, and an objective view of compensation matters. The Company does not use Mercer for any other purposes, except that the Company occasionally purchases from Mercer broad industry compensation survey data that Mercer makes available for third parties to purchase. The Compensation Committee requires that the Company obtain the committee’s approval prior to engaging Mercer for any other purpose. Representatives from Mercer generally interact with the Chair of the Compensation Committee, attend the meetings of the Compensation Committee, and meet in executive session with the members of the Compensation Committee and, for matters relating to the compensation of the Chief Executive Officer, with the other independent directors as well. The Compensation Committee also consults with legal counsel as appropriate.

In determining the reasonableness and competitiveness of the Company’s executive officer compensation, the Compensation Committee periodically reviews market data for comparisons to the Company’s programs. These comparisons are used as reference guides to aid the Compensation Committee in assessing the reasonableness of the Company’s proposed compensation levels and targets in any given year. None of the Company’s major competitors are stand-alone public golf corporations; rather, they are part of larger corporate conglomerates or are privately owned. Thus, it is difficult to obtain meaningful specific comparative data on their golf businesses. The Compensation Committee therefore compares executive compensation levels with those of a group of 13-14 other corporations (the “Compensation Comparison Group”) and with other relevant compensation information, including broad industry survey data and proxy statement data for other corporations as well. The Compensation Comparison Group consists of corporations that are in the consumer discretionary goods sector and which are similar in revenue size and have similar business characteristics as the Company. The median 2011 revenue for the corporations in this peer group was approximately $1.05 billion compared to Callaway’s 2011 revenue of $887 million and 2010 revenue of $968 million. The Compensation Comparison Group is reviewed periodically as warranted and revised as appropriate to ensure that the corporations in the group continue to be a reasonable comparison for compensation purposes. The only change made in 2011 was the deletion of RC2 Corp. which was acquired in 2011. A full review of the peer group is planned for 2012. The corporations that currently comprise the Compensation Comparison Group are as follows:

Arctic Cat Inc. Coach, Inc Columbia Sportswear Company Fossil, Inc.	Hasbro, Inc. Jakks Pacific, Inc. LeapFrog Enterprises, Inc. Movado Group, Inc.	Nautilus, Inc Oxford Industries Polaris Industries, Inc. Quiksilver, Inc.	The Timberland Company

In addition to the Compensation Comparison Group, the Compensation Committee from time to time uses a broader peer group as a guide in setting performance targets under the short-term and long-term incentive programs. The performance comparison group generally consists of corporations in the S&P 400 and S&P 600 that are in the consumer durables and apparel industry, but the Company also uses other benchmarks as well.

Investors should understand that both the Compensation Comparison Group and, when applicable, the performance comparison group are used as a reference when useful to aid the Compensation Committee in setting executive compensation levels and incentive performance targets. In setting the performance goals under the 2011 annual incentive plan, the Compensation Committee did not use a performance comparison group. The Compensation Committee believes that such comparative data is more useful under more stable economic and business conditions. The Company incurred a loss in 2009 and 2010 and the Compensation Committee believed that the performance goals for 2011 should be set based upon significant year-over-year improvement rather than the relative performance of other corporations.

When making executive compensation decisions, the Compensation Committee also reviews a “tally sheet” for each executive officer for whom the decision is being made. The tally sheet for each executive officer summarizes the officer’s total compensation, including each element of total direct compensation, as well as perquisites, and severance and change in control benefits. The Compensation Committee uses the tally sheet to understand the effect its decision will have upon the executive officer’s total compensation and the overall impact to the Company.

Components of the 2011 Executive Compensation Program

The Compensation Committee developed a 2011 executive compensation program consisting of direct compensation as well as benefits and perquisites. The direct compensation is comprised of three elements: base salary, annual incentives and long-term incentives. Each element is intended to reward and motivate executives in different ways consistent with the Company’s overall guiding principles for compensation. The amount of total direct compensation intended to come from each element varies with position and level of responsibility, reflecting the principles that total compensation should increase with position and responsibility and that a greater percentage of an executive’s compensation should be tied to corporate and individual performance, and therefore at risk, as position and responsibility increase. The direct compensation for 2011 was set prior to the shareholder vote on executive compensation. Therefore, although shareholders approved the executive compensation with over 78% of the shares voting for approval, that vote did not affect the Company’s direct compensation decisions in 2011.

Consistent with the Company’s compensation philosophy, the 2011 executive compensation program incorporated a balance between guaranteed and at-risk compensation, a balance between cash and equity-based compensation, and a balance between short-term and long-term compensation. In 2011, approximately (i) 100% of the interim Chief Executive Officer’s targeted total direct compensation, 81% of the former Chief Executive Officer’s targeted total direct compensation, and approximately 54% to 62% of the targeted total direct compensation for each of the other named executive officers, was comprised of short-term and long-term incentives that were subject to corporate and individual performance and therefore at risk and (ii) 100% of the interim Chief Executive Officer’s targeted total direct compensation, 62% of the former Chief Executive Officer’s targeted total direct compensation, and approximately 29% to 41% of the targeted total direct compensation for the other named executive officers, was long-term, equity-based compensation. Mercer advised the Compensation Committee in connection with the 2011 executive compensation program and the changes to the Company’s compensation practices described above in the Overview section. Mercer advised the Compensation Committee that the 2011 executive compensation program was generally consistent with the Compensation Committee’s guiding principles and was reasonably based and not excessive under the circumstances. The Compensation Committee intends to continue working with Mercer to ensure the Company’s compensation practices continue to be aligned with shareholder interests and are consistent with evolving best practices.

Set forth below is an analysis of each of the elements of the 2011 executive compensation program. More detailed information concerning the compensation paid to the named executive officers for 2011 is set forth in the compensation tables and related notes contained in other sections of this Proxy Statement.

Analysis of Base Salary

Base salaries serve as the guaranteed cash portion of executive compensation. Base salary is intended to compensate an executive for performing his or her job responsibilities on a day-to-day basis. An executive officer’s base salary is generally established at the time the executive is first hired or is promoted to the executive officer level. The Compensation Committee sets the base salary at a level it believes is competitive based upon the executive officer’s experience, position, and responsibility. In setting the base salary, the Compensation Committee reviews the complexity of the job requirements and performance expectations, relevant market data, including information from the Compensation Comparison Group, and consults with its independent compensation consultant. The Compensation Committee also considers how the base salary compares to the base salaries of the other executive officers. The Compensation Committee reviews base salaries annually and adjustments may be made as appropriate based upon the executive officer’s individual performance, expanded duties, changes in the competitive marketplace, and in limited circumstances for retention purposes.

As discussed above under the Overview section, the Compensation Committee approved base salary increases in the beginning of 2011 for certain of the executive officers for retention and motivational purposes and so as not to undermine the anticipated business recovery. These increases were approved for an officer only if supported by relevant comparative market data. As a result, during the first quarter of 2011, in connection with the annual review of base salaries and after consultation with Mercer, the Compensation Committee approved an increase in base salary for Messrs. Fellows, Holiday, Colton, Laverty and Yang. More specifically, Mr. Fellows received a base salary increase of $25,000 (2.6%); Mr. Holiday received a base salary increase of $15,000 (2.9%); Mr. Colton received a base salary increase of $15,000 (4.0%); Mr. Laverty received a lump-sum payment of $15,000; and Mr. Yang received a base salary increase of $15,000 (3.7%). The relevant market data did not support a base salary increase for Messrs. McCracken or Urzetta. In addition to the above, in August 2011, in connection with the elimination of the car allowance program and in light of the reduction in other benefits for these officers, the Company converted the car allowance of $1,000 per month for Messrs. Holiday, McCracken, Colton, Laverty and Urzetta into their respective base salaries. When Mr. Thornley was appointed interim President and Chief Executive Officer, Mr. Thornley requested that the Board pay him a base salary of only $1.00 per year. The annual base salary rate for each of the named executives following these actions was as follows (with the base salaries for Messrs. Fellows, Laverty, and Yang representing their respective annual base salary rate at the time they left the Company):

Name	Base Salary
Anthony S. Thornley	$1
Bradley J. Holiday	$542,000
Steven C. McCracken	$562,000
Jeffrey M. Colton	$402,000
Joseph Urzetta	$327,000
George Fellows	$1,000,000
David A. Laverty	$392,000
Thomas T. Yang	$420,000

Analysis of Annual Incentives

In addition to a base salary, the Company’s executive compensation program includes the opportunity to earn an annual cash bonus. The bonus serves as the short-term incentive compensation element of the executive compensation program. The bonus is at-risk and subject to designated corporate and individual performance criteria. The bonus is intended to provide an incentive for an executive to drive a high level of corporate and individual performance without excessive risk taking. The payout of annual bonuses to executive officers is subject to the approval of the Compensation Committee following its review of each of the designated corporate and individual performance criteria.

Bonus Opportunity. For 2011, the Compensation Committee implemented a bonus program that was designed to reward the executive officers for achieving certain corporate performance goals as well as individual objectives. Under this program, the Compensation Committee set target bonuses for each of the named executive officers. The target bonus was set as a percentage of base salary and is the amount the executive officer could earn if the Company achieved its target corporate performance goals and the executive officer achieved his individual objectives. Bonus targets for 2011 were as follows:

Name	Target Bonus as a % of Base Salary
Anthony S. Thornley	*
Bradley J. Holiday	55%
Steven C. McCracken	55%
Jeffrey M. Colton	55%
Joseph Urzetta	55%
George Fellows	100%
David A. Laverty	55%
Thomas T. Yang	55%

*	At Mr. Thornley’s request, he did not participate in this plan and was not eligible for an annual bonus for 2011.

The target bonus percentages were based on each executive officer’s position and set consistent with the total direct compensation that was targeted for each officer. The target bonus percentage for each named executive officer for 2011 was unchanged from the 2010 target bonus percentage. Mr. Thornley requested that the Board not include him in the annual bonus plan and that any compensation paid to him as interim President and Chief Executive Officer be equity-based compensation tied to the creation of shareholder value.

Performance Goals. The amount of an officer’s bonus is generally based upon the achievement of corporate performance goals, although the final amount paid to the executive is subject to reduction based upon an officer’s performance with regard to his individual objectives (“MBOs”). In March 2011, the Compensation Committee set the corporate performance goals for 2011 based upon designated levels of net sales and pro forma pre-tax income (i.e. consolidated pre-tax income less charges for the Company’s global operations strategy and other unforeseen one-time charges). In setting the performance goals for 2011, the Compensation Committee considered, among other things, the Company’s performance in 2010, the Company’s operational goals and budget for 2011, and the expectation that the golf industry and the Company’s business would recover in 2011. Prior to setting the 2011 goals, the Compensation Committee discussed the goals with management and with the Company’s outside compensation consultant. Following such discussion, the Compensation Committee set the 2011 performance goals as follows:

(In millions)	Threshold	Target	Maximum
Pro Forma Pre-tax Income	$17.4	$33.4	$49.4
Corporate Net Sales	$941.0	$999.0	$1,040.0

Subject to satisfactory performance of individual objectives, achievement of target performance generally results in a 100% of target bonus; achievement of threshold performance generally results in a 50% of target bonus; and achievement of maximum performance generally results in a 150% of target bonus. For example, Mr. Fellows’ bonus opportunity equals 100% of his base salary. If only threshold performance is achieved, Mr. Fellows’ bonus opportunity would be reduced to 50% of his base salary and if maximum performance is achieved his bonus opportunity would be increased to 150% of his base salary. Amounts between threshold and target and target and maximum are interpolated accordingly. Notwithstanding the foregoing, as set forth in the table above, the Compensation Committee set the minimum Pro Forma Corporate Operating Income threshold of $22.4 million, which threshold had to be achieved before any bonus was paid under any performance criteria.

The Compensation Committee selected Pro Forma Corporate Operating Income (75%) and Corporate Net Sales (25%) as performance criteria and more heavily weighted Pro Forma Corporate Operating Income because the emphasis for 2011 was on maximizing profitability on modest sales growth. At the time the goals were set, they were believed to be challenging, but achievable, provided the golf industry and the Company’s business improved as anticipated.

With regard to the MBOs for the named executive officers, in January, 2011 the Compensation Committee approved the 2011 MBOs for the Chief Executive Officer, and reviewed and agreed with the 2011 MBOs recommended by the Chief Executive Officer for each of the other named executive officers. The approved MBOs consisted of specific initiatives for each executive officer that support and reinforce achievement of the Company’s overall strategic goals and included (i) for Mr. Holiday, the implementation of initiatives relating to business development, information technology, tax, and treasury, (ii) for Mr. McCracken, the implementation of initiatives relating to the 2016 Olympic games and other growth in golf initiatives, (iii) for Mr. Urzetta, the implementation of initiatives relating to revenue and margin goals for the Americas, (iv) for Mr. Laverty, the implementation of initiatives relating to the Company’s gross margin initiatives, inventory management, global distribution and manufacturing, and forecasting, and (v) for Mr. Yang, the implementation of initiatives relating to the development of existing international businesses as well as new markets, and operations capability. Mr. Fellows’ MBOs were generally a compilation of selected MBOs of the other named executive officers, as well as strategic initiatives.

2011 Bonus Payout

The golf industry and the Company’s business did not improve as the Company had anticipated at the beginning of 2011. The Company’s Pro Forma Corporate Operating Income for 2011 was a loss of $49.4 million and the Company’s corporate sales in 2011 were $887 million. As a result, the named executive officers were not eligible for and did not receive a bonus payout under the terms of the 2011 annual incentive plan.

Analysis of Long-Term Incentives

Value of Awards. The Company’s long-term incentives are designed to drive long-term Company performance, provide a means for retaining executives through long-term vesting, and align the interests of the Company’s executive officers with the interests of the Company’s shareholders through equity based incentives. For each of the named executive officers, a targeted long-term incentive grant value is established. In setting the targeted value, the Compensation Committee consults with its outside compensation consultant, compares the targeted long-term incentive awards to data from the Compensation Comparison Group, and reviews other pertinent broad industry data. It also considers the effect the long-term incentive element would have upon the executive’s total direct compensation. The targeted value for all officers at the Company generally varies by position and responsibility and is reviewed annually. The targeted grant value for each of the named executive officers for 2011 was as follows:

Name	2011 Long-term Incentive Award Target Value
Anthony S. Thornley	$	*
Bradley J. Holiday		$350,000
Steven C. McCracken		$350,000
Jeffrey M. Colton		$350,000
Joseph Urzetta		$350,000
George Fellows		$3,200,000
David A. Laverty		$350,000
Thomas T. Yang		$350,000

*	Mr. Thornley did not have a targeted value as he did not participate in the 2011 long-term incentive plan. Mr. Thornley, however, was granted 500,000 stock appreciation rights in connection with his appointment as interim President and Chief Executive Officer.

The targeted value of the long-term incentive awards was consistent with the total direct compensation that was targeted for each officer. The disparity in targeted grant values for the former Chief Executive Officer (Mr. Fellows) compared to the other named executive officers reflected the flat nature of the organization reporting to the Chief Executive Officer as well as differences in comparative market data.

The following is a summary of the long-term incentive awards granted to the named executive officers during 2011 as part of the 2011 executive compensation program:

Name	Date of Grant	No. Shares Underlying SARs	No. Shares Underlying PSUs	No. Shares Underlying Stock Options
Anthony S. Thornley	09/01/11	500,000
Bradley J. Holiday	01/27/11		23,302	59,518
Steven C. McCracken	01/27/11		23,302	59,518
Jeffrey M. Colton	01/27/11		23,302	59,518
Joseph Urzetta	01/27/11		23,302	59,518
George Fellows	01/27/11		213,049	544,169
David A. Laverty	01/27/11		23,302	59,518
Thomas T. Yang	01/27/11		23,302	59,518

Types of Awards. Consistent with the Compensation Committee’s balanced approach to long-term compensation in 2011 (as discussed above), the Compensation Committee determined that the targeted long-term incentive award value for each executive officer (excluding Mr. Thornley) would be allocated equally among two different types of awards, namely phantom stock units and stock options. Together these awards were designed to motivate an executive to remain with the Company, to achieve strong long-term operational performance, and to increase shareholder value. The phantom stock unit awards provide a retention incentive as they vest solely based upon continued service without regard to Company performance or stock price and upon vesting provide an ownership stake in the Company. They also further align the interests of the Company’s executives with those of the Company’s shareholders as the holders of phantom stock units generally have the same long-term economic benefits and risks as does a holder of the Company’s stock. The stock option portion provides an incentive to achieve strong long-term operational performance and thereby increase shareholder value directly through stock appreciation as there is a very strong correlation between Company performance and stock price over the long-term. The stock options provide no realizable value in the absence of stock appreciation. These awards remain consistent with the Compensation Committee’s guiding principles in that half of these long-term incentives are performance-based and all are equity-based.

Mr. Thornley was not appointed as interim President and Chief Executive Officer until June 2011 and therefore did not participate in the 2011 long-term incentive plan. For Mr. Thornley’s compensation as interim President and Chief Executive Officer, Mr. Thornley requested that the Board pay him a base salary of $1 per year and no bonus opportunity, and that any compensation paid to him should be equity-based and tied to the creation of shareholder value. As a result, in connection with his appointment as interim President and Chief Executive Officer, Mr. Thornley was granted 500,000 stock appreciation rights. These were designed to incentivize Mr. Thornley to implement the Company’s restructuring in a manner that would create shareholder value.

Additional information concerning each of these awards follows:

Stock Options. A stock option award is the grant of a right to purchase the Company’s Common Stock at a fixed purchase price per share and is designed to reward an executive for absolute stock appreciation. Stock options are performance based awards in that they have no realizable value unless there is stock appreciation. The stock options granted to the named executive officers in 2011 vest ratably over a three-year period (with 1/3 vesting in each of the first three years on the anniversary of the grant date) and are for a ten-year term, subject to earlier cancellation in connection with termination of employment. The number of shares subject to the stock option is determined based upon the targeted stock option value for the named executive officer divided by the estimated value of a stock option for one share. The estimated value is based upon the same Black-Scholes option valuation model used by the Company for financial reporting purposes. The stock options were granted at exercise prices equal to the fair market value of the Company’s stock on the date of grant (i.e., the closing stock price as reported on the New York Stock Exchange).

Phantom Stock Units. A phantom stock unit is a contingent right to receive the cash equivalent of one share of Common Stock of the Company upon vesting of the award. Until settled, a phantom stock unit generally provides the same economic incentive as restricted stock, except that the holder of a phantom stock unit is not entitled to voting rights or cash dividends. The holders of the phantom stock units do not accrue dividend equivalent rights. The number of units granted to the named executive officers in 2011 was based upon the targeted phantom stock unit value divided by the closing price of the Company’s Common Stock on the date of grant. The phantom stock units granted in 2011 vest and the restrictions lapse on the third anniversary of the date of grant. If a named executive officer voluntarily leaves the Company without good reason or is terminated for substantial cause prior to vesting, he forfeits the phantom stock units and his right to receive the cash equivalent of the Company’s stock.

Stock Appreciation Rights. A stock appreciation right (SAR) entitles the holder to the appreciation in value of a specified number of shares of the Company’s Common Stock over the exercise price over a specified period of time. The exercise price is equal to the fair market value of the Company’s Common Stock on the date of grant. Mr. Thornley’s SARs were for a term of five years and were scheduled to vest in full one year from the date of grant. The terms of the SAR, however, provided that if he ceased being interim President and Chief Executive Officer prior to the one year vesting date, then upon termination his SARs would vest on an accelerated basis equal to 1/12th of the SAR’s for each month he served in such position. The SARs provided they would be settled in cash given the limited shares available for grant under the Company’s equity award plans.

Approval and Timing of Grants. The Compensation Committee has adopted specific guidelines that govern the approval and timing of equity awards, including stock options, restricted stock units, phantom stock units and stock appreciation rights. The guidelines provide that (i) all equity award grants must be approved by the Compensation Committee, (ii) the annual equity awards will be approved at a regularly scheduled or special meeting of the Compensation Committee with the effective date of grant being the second trading day following the Company’s announcement of actual full year financial results, (iii) promotion or other special event award grants will be approved at the first regularly scheduled meeting of the Compensation Committee following the applicable event with the effective date of grant being on the first trading day of the month following the month in which such approval is obtained, and (iv) new hire award grants will be approved at a regularly scheduled or special meeting of the Compensation Committee prior to the date the employee commences employment or the first regularly scheduled meeting of the Compensation Committee following the date of hire. The effective date of grant of the new hire awards will be the date the employee commences employment if the approval occurred prior to such date or the first trading day of the month following the month in which approval is obtained if the approval occurs subsequent to the date on which the employee commences employment. The Compensation Committee’s approval includes the eligible participants, type of awards (e.g., stock options. stock appreciation rights, restricted stock units, or phantom stock units), the size of award for each participant, the performance criteria where applicable, as well as the other terms of the awards and program. In accordance with these guidelines, the annual long-term incentive awards for 2011 were approved by the Compensation Committee on January 21, 2011 and the awards were granted on January 27, 2011. The closing price of the Company’s Common Stock on the date of approval was $7.74 and on the date of grant was $7.51. Mr. Thornley’s grant was approved by the Compensation Committee on August 29, 2011 and his award was granted on September 1, 2011 consistent with the Company’s equity grant guidelines. The closing price of the Company’s Common Stock on the date of approval of Mr. Thornley’s award was $5.62 and on the date of grant was $5.50.

Benefits and Perquisites

Various benefits are established for the named executive officers to enhance productivity, provide for healthcare needs, and encourage work/life balance. The Company’s primary benefits for executives include the Company’s health, dental and vision plans, and various insurance plans, including life, long-term disability, and accidental death and dismemberment insurance, as well as paid time off. The Company covers the costs of an annual physical, the costs of tax and estate planning fees, and, consistent with the Company’s position as a leader in the golf industry, many executives are provided subsidized country club memberships or a limited amount of green fee reimbursements and a limited amount of the Company’s products. The Company from time to time provides other benefits to Company’s employees or officers as a group or to an individual officer as warranted. For example, in connection with the hiring of a new executive officer, the Company may also provide relocation assistance when necessary. See the Summary Compensation Table and related notes in this Proxy Statement for additional information about the value of benefits and perquisites received in 2011.

Retirement Plans

The Company does not provide the executive officers with any defined benefit pension plans or supplemental executive retirement plans (SERPS), or other similar types of retirement benefits. The only retirement benefit the Company currently provides the named executive officers is the right to participate in the Company’s 401(k) Retirement Investment Plan.

The Company’s 401(k) plan allows participants to contribute a portion of their compensation into the Plan with the Company providing a matching contribution up to 6% of the participant’s compensation (subject to a maximum matching contribution for the named executive officers of up to $14,700 in 2011). The funds held in the 401(k) plan are invested through Vanguard in various funds selected by the participant.

Employment Agreements

The Company has entered into an employment agreement with each of the named executive officers except Mr. Thornley. The Company’s employment contracts are generally based upon a form of agreement. The Company believes that employment agreements are beneficial to the Company as they provide, among other things, protections related to the Company’s trade secrets and intellectual property. Each employment agreement generally requires the executive officer to devote his full productive time and best efforts to the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company and to disclose and assign to the Company any inventions and innovations he develops during the course of employment with the Company. The employment agreements set forth the base salary, incentive compensation, and in general terms the benefits and perquisites that the executive officer is entitled to as described above. The employment agreements also set forth the benefits and rights the executive officer is entitled to upon termination of employment and upon a change-in-control of the Company. These rights are described below and tables quantifying the potential payments to the named executive officers upon the occurrence of such events are included with the other compensation tables included in this Proxy Statement. The employment agreements for the Company’s named executive officers are on file with the Securities and Exchange Commission.

Forfeitures. Each of the employment agreements for the named executive officers also contains certain forfeiture provisions. If the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirements under the United States Securities laws as a result of the intentional misconduct or gross negligence of a named executive officer, or if the named executive officer is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, then, in addition to any penalty prescribed by Section 304, the named executive officer is required to forfeit (i) any bonus paid within the 12-month period following the filing of the misstated document, (ii) any gain on the sale of Company securities during the same period, (iii) the right to receive special severance and incentive payments, and (iv) any unvested and/or unexercised long-term incentive compensation awards.

Severance Arrangements

Whether an executive officer is entitled to any severance benefits upon termination of employment depends upon the reason for the termination of employment. If an executive officer voluntarily resigns without good reason or is terminated by the Company for “substantial cause,” then the executive officer is generally not entitled to any severance benefits. In this case, the term “substantial cause” means the executive officer’s (i) failure to substantially perform his duties, (ii) material breach of the employment agreement, that is not cured within the specified time allowed, (iii) misconduct, including use or possession of illegal drugs during work and/or any other action that is damaging or detrimental in a significant manner to the Company, (iv) conviction of, or plea of guilty or nolo contendere to, a felony, or (v) failure to cooperate with, or any attempt to obstruct or improperly influence, any investigation authorized by the Board of Directors or any governmental or regulatory agency.

If the executive officer’s employment is terminated by the Company without “substantial cause” or by the employee because the Company materially breached the employment agreement or failed to renew the employment agreement upon expiration of its term, then the executive officer is generally entitled to severance benefits. These severance benefits are based upon an assessment of competitive market terms and a determination of what is needed to attract and retain the executive officers. Having negotiated these terms in advance allows for an orderly and amicable separation of an executive, including the obtainment for the Company’s benefit of a release of claims and the provision of an incentive for the executive not to compete with the Company as discussed below. The severance benefits consist of (i) a payment equal to the executive officer’s target bonus opportunity pro rated based upon the number of days worked that year (except that the Compensation Committee has determined that all officer contracts when renewed will provide that such payments will be made if and only to the extent that the underlying performance criteria have been satisfied), (ii) accelerated vesting of certain long-term incentive awards, (iii) “special severance,” provided the executive officer executes a release of claims in favor of the Company and provided the executive officer does not engage in any disparaging conduct or communications, and (iv) “incentive payments,” provided the executive officer chooses not to engage in any business that competes with the Company. Special severance consists of (a) the payment of COBRA and/or CalCOBRA premiums for the severance period, (b) the continuation of the tax and estate financial planning services benefit for the severance period, (c) outplacement services for one year, and (d) the payment of a portion of the executive officer’s salary and target bonus for the severance period. Incentive payments consist of the payment of a portion of the executive officer’s salary and target bonus for the severance period. Set forth below for each current named executive officer is the severance period, the equity awards that would be subject to accelerated vesting, and the amount of special severance and incentive payments to be paid during the severance period:

Name of Officer	Severance Period	Accelerated Vesting	Special Severance	Incentive Payments
Bradley J. Holiday Steven C. McCracken	18 months	All outstanding unvested long-term incentive awards	.75 times annual base salary and target bonus payable over 18 months	.75 times annual base salary and target bonus payable over 18 months

Jeffrey M. Colton Joseph Urzetta	12 months	All outstanding unvested long-term incentive awards that would have vested within 12 months of the termination of employment	.50 times annual base salary and target bonus payable over 12 months	.50 times annual base salary and target bonus payable over 12 months

The Compensation and Management Succession committee has determined that when Messrs. McCracken’s and Holiday’s employment agreements are renewed their termination benefits will be reduced to align with the other named executive officers referenced above. Mr.Thornley has no contractual right to any severance benefits upon termination of employment.

Change-in-Control Arrangements

To provide independent leadership consistent with the shareholders’ best interests in the event of an actual or threatened change in control of the Company, the Company’s employment agreements with its officers, including the named executive officers, provide certain protections in the event of a change in control. A “change in control” of the Company is defined, in general, as the acquisition by any person of beneficial ownership of 30% or more of the voting stock of the Company, the incumbent members of the Board of Directors cease to constitute a majority of the Board of Directors, certain business combinations of the Company, or any shareholder-approved or court-ordered plan of liquidation of the Company.

The Company’s change-in-control benefits require a double trigger prior to payment. In other words, there must be both a change in control and a “termination event” (described below) within one year following a change in control. In the event there is such a change in control and termination event with respect to Messrs. McCracken, Holiday, Colton or Urzetta, then the affected executive officer is generally entitled to the benefits to which he is entitled for a termination by the Company without substantial cause as described above, except that the amount of special severance and incentive payments is increased. The special severance and incentive payments for each of the named executive officers upon a termination event following a change in control would be as follows:

Name of Officer	Change-in-Control Special Severance	Change-in-Control Incentive Payments
Bradley J. Holiday Steven C. McCracken	1.495 times annual base salary and target bonus, payable over 36 months	1.495 times annual base salary and target bonus, payable over 36 months

Jeffrey M. Colton Joseph Urzetta	1.0 times annual base salary and target bonus, payable over 24 months	1.0 times annual base salary and target bonus, payable over 24 months

The Compensation and Management Succession committee has determined that when Messrs. McCracken’s and Holiday’s employment agreements are renewed their change-in-control termination benefits will be reduced to align with the other named executive officers referenced above. Mr. Thornley has no contractual right to special severance or incentive payments upon a termination event following a change in control.

For this purpose, a “termination event” means the occurrence of any of the following within one year of the change in control: (i) the termination without substantial cause or material breach of the employment agreement by the Company, (ii) failure by the successor company to assume the employment agreement, (iii) any material diminishment in the position or duties of the executive officer, (iv) any reduction in compensation or benefits, or (v) any requirement that the executive officer relocate his principal residence.

In addition, the terms governing the long-term incentive awards granted to each of the named executive officers generally provide for the vesting of the awards immediately prior to a change in control, unless the Compensation Committee takes action to provide that they do not vest. The Company’s 401(k) Retirement Investment Plan also provides for full vesting of all participant accounts immediately prior to a change in control (as defined in the plan).

Excise Taxes

Consistent with current trends in compensation practices, the Compensation Committee has discontinued its practice of providing indemnification for excise taxes for the Company’s officers. As a result, the employment agreements for the named executive officers do not obligate the Company to provide indemnification for excise taxes. Furthermore, the employment agreements for the named executive officers provide that to the extent that any or all of the change in control payments and benefits provided to the executive under the employment agreement or any other agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, then the aggregate amount of such change in control payments and benefits would be reduced by the minimum amounts necessary to equal one dollar less than the amount which would result in such payments and benefits being subject to such excise tax.

For additional information regarding the Company’s severance and change in control arrangements with the named executive officers, see the Potential Payments Upon Termination or Change in Control section of this Proxy Statement.

Stock Ownership Requirements

In order to promote ownership of the Company’s Common Stock by the Company’s non-management directors and executive officers and thereby more closely align their interests with the interests of the Company’s shareholders, the Board of Directors has adopted stock ownership guidelines requiring the Company’s non-management directors and executive officers to hold the Company’s Common Stock in at least the following minimum amounts:

Chief Executive Officer	3x Base Salary
Other Executive Officers	1x Base Salary
Non-Employee Directors	3x Annual Retainer

The minimum share ownership amounts are required to be achieved within five years of an individual first becoming subject to these guidelines. All shares for which an executive officer is deemed to be the beneficial owner under Section 16 of the Exchange Act, including shares held in a living trust for the executive’s benefit, count towards this ownership requirement. Restricted stock and restricted stock unit awards held by the director or executive count towards the holding requirements whereas stock options, stock appreciation rights, phantom stock units and performance share units do not count toward this ownership requirement unless and until any underlying shares are issued. Unless a non-management director or executive officer is in compliance with these guidelines, he is required to retain and hold 50% of any “net shares” of Common Stock issued in connection with any equity-based awards granted under the Company’s executive compensation plans after such non-management director or executive officer first becomes subject to these guidelines. “Net shares” are those shares that remain after shares are sold or withheld (i) to pay the exercise price and withholding taxes in the case of stock options or (ii) to pay withholding taxes in the case of restricted stock, restricted stock units or performance shares.

Compensation Committee Interlocks and Insider Participation

In 2011, the Company’s executive officer compensation matters were handled by the Compensation and Management Succession Committee. The Compensation Committee is currently comprised of the following directors: Messrs. Armacost, Beard, Cushman, Lundgren and Rosenfield. During the times of their committee service during 2011, all of the members of the Compensation Committee were determined to be independent and there were no compensation committee interlocks.

REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE

During 2011, the responsibility for fixing the compensation of the Company’s executives was generally delegated by the Board of Directors to the Compensation and Management Succession Committee. In accordance with its written charter, the committee has the following specific duties and responsibilities:

•

Oversee the Company’s overall compensation structure, policies and programs, and assess whether the Company’s compensation structure establishes appropriate incentives given the Company’s strategic and operational objectives.

•

Oversee the Company’s incentive compensation and equity-based compensation plans, including granting awards under any such plans, and approve, amend or modify the terms of management related compensation or benefit plans that do not require shareholder approval.

•

Review and approve corporate goals and objectives relevant to the compensation of the chief executive officer, evaluate his performance in light of those goals and objectives, and, together with the other independent members of the Board, set the chief executive officer’s compensation level based on this evaluation.

•	Set the compensation of other executive officers after considering the recommendation of the chief executive officer.

•	Approve employment agreements and severance arrangements for executive officers, including change- in-control provisions, plans or agreements.

•	Review succession plans relating to positions held by executive officers and make recommendations to the Board regarding selections of individuals to fill these positions.

•	Annually evaluate the performance of the committee and the adequacy of its charter.

•	Perform such other duties and responsibilities as are consistent with the purpose of the committee as may be assigned from time to time by the Board.

Additional information concerning the Company’s executive compensation programs can be found in “Compensation of Executive Officers and Directors — Compensation Discussion and Analysis” and the narrative and tabular disclosure that follows it in this Proxy Statement.

The Compensation and Management Succession Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussion, the committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement for filing with the Securities and Exchange Commission.

COMPENSATION AND MANAGEMENT

SUCCESSION COMMITTEE

John C. Cushman III, Chair

Samuel H. Armacost,

Ronald S. Beard

John F. Lundgren

Richard L. Rosenfield

2011 Summary Compensation Table

The following table summarizes the compensation paid to or earned by the Company’s named executive officers. For a description of the components of the Company’s 2011 executive compensation program, see “Compensation Discussion and Analysis — Components of the 2011 Executive Compensation Program.”

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compen- sation(3)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(4)	All Other Compen- sation(5)(6)		Total
Anthony S. Thornley(7)	2011	$1	$—	$—	$1,064,500	$—	$—	$36,295	(8)	$1,100,795
President and Chief Executive Officer

Bradley J. Holiday	2011	$532,071	$—	$175,000	$175,000	$—	$—	$38,590	(9)	$920,661	(17)
Senior Executive Vice President and Chief Financial Officer	2010	$512,575	$—	$116,667	$116,667	$—	$—	$42,603		$788,512
	2009	$500,000	$—	$516,667	$233,333	$—	$—	$36,659		$1,286,659

Steven C. McCracken	2011	$555,030	$—	$175,000	$175,000	$—	$—	$60,512	(10)	$965,542	(17)
Senior Executive Vice President and Chief Administrative Officer	2010	$550,000	$—	$116,667	$116,667	$—	$—	$62,823		$846,157
	2009	$550,000	$—	$466,667	$233,333	$—	$—	$52,146		$1,302,146

Jeffrey M. Colton	2011	$392,071	$—	$175,000	$175,000	$—	$—	$45,466	(11)	$787,537
Senior Vice President, Global Brand and Product

Joseph Urzetta	2011	$320,030	$—	$175,000	$175,000	$—	$—	$53,869	(12)	$723,899
Senior Vice President, Americas

George Fellows(7)	2011	$480,822	$—	$1,600,000	$1,600,000	$—	$—	$3,716,970	(13)	$7,397,792	(17)
Former President and Chief Executive Officer	2010	$966,918	$—	$1,066,667	$1,066,667	$—	$—	$187,055		$3,287,307
	2009	$925,000	$—	$3,066,667	$2,133,333	$—	$—	$136,105		$6,261,105

David A. Laverty(14)	2011	$400,030	$—	$175,000	$175,000	$—	$—	$75,653	(15)	$825,683	(17)
Former Senior Vice President, Global Operations	2010	$376,767	$—	$—	$116,667	$—	$—	$176,689		$670,123
	2009	$360,000	$—	$666,667	$233,333	$—	$—	$43,490		$1,303,490

Thomas T. Yang(14)	2011	$214,521	$—	$175,000	$175,000	$—	$—	$772,675	(16)	$1,337,196	(17)
Former Senior Vice President, International	2010	$401,767	$—	$116,667	$116,667	$—	$—	$54,851		$689,952
	2009	$385,000	$—	$666,667	$233,333	$—	$—	$39,272		$1,324,272

(1)	Represents the aggregate grant date fair value of restricted stock units and phantom stock units calculated for financial reporting purposes for the year utilizing the provisions of Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC 718”). In connection with the resignation of Messrs. Fellows, Yang and Laverty in 2011, the Company accelerated the vesting period of certain restricted stock units and phantom stock units that were granted pursuant to their employment agreements. As a result of these accelerations, the incremental fair value of these awards immediately after the modification was zero, and as such, the amounts presented in column (e) above for these executive officers did not require a fair value adjustment. See Note 14, “Share-Based Compensation,” to the Company’s Audited Consolidated Financial Statements set forth in the Company’s Form 10-K for the year ended December 31, 2011 (the “10-K”) for information concerning the ASC 718 values, which are based on the fair value of the Company’s Common Stock on the date of grant.
(2)	Represents the aggregate grant date fair value of stock options and cash settled stock appreciation rights calculated for financial reporting purposes for the year utilizing the provisions of ASC 718. In connection with the resignation of Messrs. Fellows, Yang and Laverty in 2011, the Company accelerated the vesting period and modified the expected term of certain stock options that were granted pursuant to their employment agreements. As a result of these accelerations, the incremental fair value of these awards immediately after the modification was zero, and as such, the amounts presented in column (f) above for said executive officers did not require a fair value adjustment. See Note 14, “Share-Based Compensation,” to the Company’s Audited Consolidated Financial Statements set forth in the Company’s 10-K for the assumptions made in determining ASC 718 values.

(3)	No amounts were paid under the 2009, 2010 and 2011 annual incentive program. For additional information regarding this program, see “Compensation Discussion and Analysis — Components of the 2011 Executive Compensation Program — Analysis of Annual Incentives.”
(4)	The Company does not have a nonqualified deferred compensation plan and therefore no amounts are reported in this column.
(5)	Includes perquisites and personal benefits. All named executive officers were eligible to elect any or all of the following perquisites during all or a portion of 2011, subject to certain cost and other limitations set forth in the Company’s internal policies: (i) tax and estate planning services, (ii) annual physical, (iii) the reimbursement of country club dues and golfing fees, (iv) supplemental long-term disability insurance, (v) auto allowance (this program was terminated in August 2011), and (vi) certain of the Company’s products (e.g. golf clubs and balls) for personal use. Additional types of perquisites and personal benefits granted to individual named executive officers are disclosed and quantified in additional footnotes to this table, in accordance with applicable Securities and Exchange Commission disclosure requirements.
(6)	The Company believes the dollar value of any dividends and other earnings paid or accrued on unvested restricted stock unit awards is factored into the grant date fair value calculated in accordance with ASC 718 and reported in column (i) of the table entitled “Grants of Plan-Based Awards.” Accordingly, the dollar values of dividend equivalent rights accrued with respect to the named executive officers’ restricted stock units in 2011 are not reported as “All Other Compensation” in column (i) of this table. The aggregate dollar value of dividend equivalent rights accrued during 2011 for named executive officers with unvested and outstanding restricted stock units awards was less than $10,000. The dividend equivalent rights that accrue on restricted stock unit awards vest only if the underlying award vests.
(7)	On June 29, 2011, George Fellows resigned from his positions as a director and as President and Chief Executive Officer of the Company, at which time the Board of Directors appointed Anthony S. Thornley as interim President and Chief Executive Officer. This table includes Mr. Thornley’s compensation as interim President and Chief Executive Officer. It does not include the compensation he received as a Board member during the first half of 2011. For a discussion of his director compensation, please see the Director Compensation section of this proxy statement.
(8)	Includes $33,348 of total perquisites and other personal benefits comprised of cancelation costs related to personal travel as a result of the timing of Mr. Thornley’s appointment to interim President and Chief Executive Officer of the Company in June 2011, reimbursement of health insurance premiums, and reimbursement of travel expenses not otherwise reimbursable under Company policies.
(9)	Includes a $14,700 Company matching contribution under its 401(k) Retirement Investment Plan and $23,890 of total perquisites and other personal benefits comprised of items (i), (iii), (iv), (v) and (vi) described above in footnote 5.
(10)	Includes a $14,700 Company matching contribution under its 401(k) Retirement Investment Plan and a $10,808 cash payment for accrued but unused paid time off pursuant to the Company’s Paid Time Off policy. Also includes $35,004 of total perquisites and other personal benefits comprised of items (i), (ii), (iii), (iv), (v), and (vi) described above in footnote 5.
(11)	Includes a $14,700 Company matching contribution under its 401(k) Retirement Investment Plan and a $15,462 cash payment for accrued but unused paid time off pursuant to the Company’s Paid Time Off policy. Also includes $14,972 of total perquisites and other personal benefits comprised of items (iii), (v), and (vi) described above in footnote 5.
(12)	Includes a $14,700 Company matching contribution under its 401(k) Retirement Investment Plan and a $12,577 cash payment for accrued but unused paid time off pursuant to the Company’s Paid Time Off policy. Also includes $25,955 of total perquisites and other personal benefits comprised of items (i), (ii), (iii), (iv), (v), and (vi) described above in footnote 5.
(13)	Includes $3,531,391 of severance benefits in connection with Mr. Fellows’ resignation from the Company as President and Chief Executive Officer in June 2011, in addition to a $126,121 cash payment for accrued but unused paid time off due to him as a result of his resignation. Prior to his resignation and while he was serving as President and Chief Executive Officer, Mr. Fellows received $14,700 of Company matching contributions under its 401(k) Retirement Investment Plan, $5,853 of term life insurance premiums, as well as $38,555 of total perquisites and other personal benefits including items (i), (iii), (iv), (v) and (vi) described above in footnote 5.
(14)	Effective July 8, 2011, Thomas Yang resigned from his position as Senior Vice President, International, and effective October 1, 2011, David A. Laverty resigned from his position as Senior Vice President, Global Operations. Mr. Laverty agreed to remain with the Company through the balance of 2011 to assist with the transition of his responsibilities.
(15)	Includes a $34,494 cash payment for accrued but unused paid time off pursuant to the Company’s Paid Time Off policy and a $14,700 Company matching contribution under its 401(k) Retirement Investment Plan. Also includes $26,459 of total perquisites and other personal benefits comprised of items (i), (ii), (iii), (iv), (v) and (iv) described above in footnote 5. Mr. Laverty’s separation benefits did not begin until 2012.
(16)	Includes $653,847 of severance benefits and non-compete incentive payments in connection with Mr. Yang’s resignation from the Company as Senior Vice President, International, in addition to a $91,503 cash payment for accrued but unused paid time off due to him as a result of his resignation. Prior to his resignation and while he was serving as Senior Vice President, International, Mr. Yang received $14,700 in Company matching contributions under its 401(k) Retirement Investment Plan, as well as $11,796 of total perquisites and other personal benefits comprised of items (iii), (iv), (v) and (vi) described above in footnote 5.
(17)	The increase in total compensation for Messrs. Holiday McCracken and Laverty from 2010 to 2011 is primarily related to the reporting requirements for different types of long-term incentive awards. As discussed above, in each of 2011 and 2010, the targeted long-term incentive award value for Messrs. Holiday, McCracken and Laverty was $350,000. In 2011 the long-term incentives were allocated equally between phantom units and stock options. In 2010, for each of Messrs. Holiday and McCracken, they were allocated equally among stock options, restricted stock units, and performance cash units, and for Mr. Laverty, among stock options, a cash retention incentive payment and performance cash units Applicable rules require that stock options, phantom stock units, restricted stock units and cash retention incentive payments be reported in full as of the date of grant. Performance cash units, however, are reported only if and when ultimately paid. Consequently, 100% of the long-term incentives for these executives were reported in the summary compensation table in 2011 but only 66.67% of the long-term incentives were reported for 2010.

For Messrs. Fellows and Yang, the increase in total compensation is primarily attributable to the payment of termination benefits pursuant to the terms of their previously negotiated employment contracts.

Grants of Plan-Based Awards in Fiscal Year 2011

The following table sets forth certain information with respect to grants of awards to the named executive officers under the Company’s non-equity and equity incentive plans during fiscal year 2011. For additional information concerning the annual and long-term incentives included in the Company’s executive compensation programs, see “Compensation Discussion and Analysis — Components of the 2011 Executive Compensation Program.”

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Anthony S. Thornley	9/1/2011	(4)					500,000	5.50	1,064,500
	5/18/2011	(5)				7,205			50,000

Bradley J. Holiday	N/A	(6)	149,050	298,100	447,150
	1/27/2011						59,518	7.51	175,000
	1/27/2011					23,302			175,000

Steven C. McCracken	N/A	(6)	154,550	309,100	463,650
	1/27/2011						59,518	7.51	175,000
	1/27/2011					23,302			175,000

Jeffrey M. Colton	N/A	(6)	110,550	221,100	331,650
	1/27/2011						59,518	7.51	175,000
	1/27/2011					23,302			175,000

Joseph Urzetta	N/A	(6)	89,925	179,850	269,775
	1/27/2011						59,518	7.51	175,000
	1/27/2011					23,302			175,000

George Fellows	N/A	(6)	500,000	1,000,000	1,500,000
	1/27/2011						544,162	7.51	1,600,000
	1/27/2011					213,049			1,600,000

David A. Laverty	N/A	(6)	107,800	215,600	323,400
	1/27/2011						59,518	7.51	175,000
	1/27/2011					23,302			175,000

Thomas T. Yang	N/A	(6)	115,500	231,000	346,500
	1/27/2011						59,518	7.51	175,000
	1/27/2011					23,302			175,000

(1)	The amounts shown with a grant date value of January 27, 2011 reflect the grant of phantom stock units (PSUs). Each PSU represents the right to receive upon vesting a cash payment equal to the value of one share of the Company’s common stock on the vesting date. The PSUs are scheduled to vest on January 27, 2014 provided that the recipient remains employed by the Company on the date of vesting. The PSUs do not have voting rights and do not accrue dividend equivalent rights.
(2)	The amounts shown reflect the number of shares underlying stock options granted pursuant to the 2004 Equity Incentive Plan. Stock options vest ratably over a three-year period and have a ten-year term.
(3)	The exercise price per share of all options granted in 2011 equals the closing market price per share of the Company’s Common Stock on the grant date. As reported by the New York Stock Exchange, the closing price per share of the Company’s Common Stock was $7.51 on January 27, 2011.
(4)	The amount reflects 500,000 shares underlying stock appreciation rights granted pursuant to the 2004 Equity Incentive Plan to Mr. Thornley as interim President and Chief Executive Officer. Pursuant to the terms of the award, the stock appreciation rights were scheduled to vest 100% on June 29, 2012 but, in connection with his resignation as interim President and Chief Executive Officer, 325,000 of these stock appreciation rights vested and 125,000 were cancelled on March 5, 2012.
(5)	The amount reflects the number of units underlying restricted stock unit awards with a grant date of May 18, 2011 pursuant to the 2001 Non-Employee Directors Stock Incentive Plan granted to Mr. Thornely as part of his annual Director grant, which award was granted prior to Mr. Thornley’s appointment as interim President and Chief Executive Officer. The restricted stock units are scheduled to vest 100% on May 18, 2014.
(6)	The amounts shown in this row reflect the estimated threshold, target and maximum amounts that could have been paid to the named executive officer under the 2011 annual cash incentive program, the material terms of which are described under “Compensation Discussion and Analysis — Components of the 2011 Executive Compensation Program — Analysis of Annual Incentives”. No amounts were or will be paid out under the 2011 program as the requisite performance criteria were not achieved.

Outstanding Equity Awards at Fiscal Year-End 2011

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Anthony S. Thornley(6)	9/01/2011	—	500,000	—	$5.50	6/29/2016	—	—	—	—
	5/18/2011	—	—	—	—	—	7,242	$40,046	—	—
	5/18/2010	—	—	—	—	—	5,762	$31,862	—	—
	5/19/2009	—	—	—	—	—	7,429	$41,084	—	—
	4/7/2005	6,000	—	—	$12.39	4/7/2015	—	—	—	—
	4/7/2004	20,000	—	—	$19.81	4/7/2014	—	—	—	—

Bradley J. Holiday	1/27/2011	—	59,518	—	$7.51	1/27/2021	—	—	—	—
	1/27/2011	—	—	—	—	—	—	—	23,302	$128,860
	1/28/2010	13,684	27,367	—	$7.53	1/28/2020	—	—	—	—
	1/28/2010	—	—	—	—	—	15,676	$86,688	—	—
	12/29/2009	—	—	—	—	—	—	—	25,413	$140,534
	1/29/2009	65,664	32,831	—	$7.85	1/29/2019	—	—	—	—
	1/29/2009	—	—	—	—	—	15,242	$84,291	—	—
	1/14/2008	29,292	—	—	$14.92	1/14/2018	—	—	—	—
	1/16/2007	34,597	—	—	$14.37	1/16/2017	—	—	—	—
	1/27/2006	31,677	—	—	$15.04	1/27/2016	—	—	—	—
	1/18/2005	77,778	—	—	$12.94	1/18/2015	—	—	—	—
	1/30/2004	100,000	—	—	$17.91	1/30/2014	—	—	—	—
	1/21/2003	50,000	—	—	$12.25	1/21/2013	—	—	—	—
	1/29/2002	75,000	—	—	$16.56	1/29/2012	—	—	—	—

Steven C. McCracken	1/27/2011	—	59,518	—	$7.51	1/27/2021	—	—	—	—
	1/27/2011	—	—	—	—	—	—	—	23,302	$128,860
	1/28/2010	13,684	27,367	—	$7.53	1/28/2020	—	—	—	—
	1/28/2010	—	—	—	—	—	15,676	$86,688	—	—
	12/29/2009	—	—	—	—	—	—	—	22,236	$122,965
	1/29/2009	65,664	32,831	—	$7.85	1/29/2019	—	—	—	—
	1/29/2009	—	—	—	—	—	15,242	$84,291	—	—
	1/14/2008	29,292	—	—	$14.92	1/14/2018	—	—	—	—
	1/16/2007	34,597	—	—	$14.37	1/16/2017	—	—	—	—
	1/27/2006	31,677	—	—	$15.04	1/27/2016	—	—	—	—
	1/18/2005	33,333	—	—	$12.94	1/18/2015	—	—	—	—
	1/30/2004	96,500	—	—	$17.91	1/30/2014	—	—	—	—

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Jeffrey M. Colton	1/27/2011	—	59,518	—	$7.51	1/27/2021	—	—	—	—
	1/27/2011	—	—	—	—	—	—	—	23,302	$128,860
	1/28/2010	13,684	27,367	—	$7.53	1/28/2020	—	—	—	—
	1/28/2010	—	—	—	—	—	15,676	$86,688	—	—
	12/29/2009	—	—	—	—	—	—	—	31,766	$175,666
	1/29/2009	65,664	32,831	—	$7.85	1/29/2019	—	—	—	—
	1/29/2009	—	—	—	—	—	15,242	$84,291	—	—
	1/14/2008	29,292	—	—	$14.92	1/14/2018	—	—	—	—
	1/16/2007	25,948	—	—	$14.37	1/16/2017	—	—	—	—
	1/27/2006	7,919	—	—	$15.04	1/27/2016	—	—	—	—
	1/18/2005	18,333	—	—	$12.94	1/18/2015	—	—	—	—
	10/15/2004	5,000	—	—	$9.88	10/15/2014	—	—	—	—
	1/30/2004	5,000	—	—	$17.91	1/30/2014	—	—	—	—
	1/21/2003	1,500	—	—	$12.25	1/21/2013	—	—	—	—
	1/29/2002	7,500	—	—	$16.56	1/29/2012	—	—	—	—

Joseph Urzetta	1/27/2011	—	59,518	—	$7.51	1/27/2021	—	—	—	—
	1/27/2011	—	—	—	—	—	—	—	23,302	$128,860
	1/28/2010	13,684	27,367	—	$7.53	1/28/2020	—	—	—	—
	1/28/2010	—	—	—	—	—	15,676	$86,688	—	—
	12/29/2009	—	—	—	—	—	—	—	25,413	$140,534
	1/29/2009	65,664	32,831	—	$7.85	1/29/2019	—	—	—	—
	1/29/2009	—	—	—	—	—	15,242	$84,291	—	—
	1/14/2008	29,292	—	—	$14.92	1/14/2018	—	—	—	—
	1/16/2007	25,948	—	—	$14.37	1/16/2017	—	—	—	—
	1/27/2006	10,559	—	—	$15.04	1/27/2016	—	—	—	—
	1/18/2005	8,333	—	—	$12.94	1/18/2015	—	—	—	—
	1/30/2004	25,000	—	—	$17.91	1/30/2014	—	—	—	—

George Fellows(7)	1/27/2011	544,162	—	—	$7.51	1/27/2021	—	—	—	—
	1/28/2010	375,323	—	—	$7.53	1/28/2020	—	—	—	—
	1/29/2009	900,521	—	—	$7.85	1/29/2019	—	—	—	—
	9/3/2008	258,598	—	—	$14.04	9/3/2018	—	—	—	—
	1/14/2008	267,805	—	—	$14.92	1/14/2018	—	—	—	—
	1/16/2007	276,769	—	—	$14.37	1/16/2017	—	—	—	—
	8/1/2005	400,000	—	—	$14.93	8/1/2015	—	—	—	—

David A. Laverty	1/27/2011	—	59,518	—	$7.51	1/27/2021	—	—	—	—
	1/27/2011	—	—	—	—	—	—	—	23,302	$128,860
	1/28/2010	13,684	27,367	—	$7.53	1/28/2020	—	—	—	—
	12/29/2009	—	—	—	—	—	—	—	34,943	$193,235
	1/29/2009	65,664	32,831	—	$7.85	1/29/2019	—	—	—	—
	1/29/2009	—	—	—	—	—	15,242	$84,291	—	—
	1/14/2008	29,292	—	—	$14.92	1/14/2018	—	—	—	—
	8/22/2007	18,142	—	—	$17.20	8/22/2017	—	—	—	—
	1/16/2007	7,806	—	—	$14.37	1/16/2017	—	—	—	—
	8/1/2006	13,934	—	—	$13.03	8/1/2016	—	—	—	—

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Thomas T. Yang(7)	1/27/2011	19,840		—	$7.51	1/27/2021	—	—	—	—
	1/28/2010	27,368	—	—	$7.53	1/28/2020	—	—	—	—
	1/29/2009	98,495	—	—	$7.85	1/29/2019	—	—	—	—
	1/14/2008	29,292	—	—	$14.92	1/14/2018	—	—	—	—
	1/16/2007	25,948	—	—	$14.37	1/16/2017	—	—	—	—
	7/20/2006	21,983	—	—	$12.31	7/20/2016	—	—	—	—

(1)	Stock options generally have a ten-year term and vest and become exercisable ratably over a three-year period (with 1/3 of the underlying shares vesting on each of the first three anniversaries of the grant date), subject to accelerated vesting upon termination of employment by the Company without substantial cause or by the named executive officer for good reason or in the event of a change in control of the Company as described under “Compensation Discussion and Analysis — Employment Agreements — Severance Arrangements” and “— Change-in-Control Arrangements.”
(2)	Upon termination of employment, the named executive officer generally has until the earlier of one year from the date of termination or the option expiration date to exercise his vested options. However, the options may be cancelled and rescinded and proceeds may be forfeited if the named executive officer improperly discloses or misuses confidential information or trade secrets of the Company.
(3)	Amounts represent restricted stock unit awards that generally vest in full on the third anniversary of the grant date and include additional shares that may be issued pursuant to accrued dividend equivalent rights. No portion of the awards vest prior to the third anniversary of the grant date, subject to accelerated vesting upon termination of employment by the Company without substantial cause or by the named executive officer for good reason or in the event of a change in control of the Company as described under “Compensation Discussion and Analysis — Employment Agreements — Severance Arrangements” and “— Change-in-Control Arrangements.”
(4)	Market value based on $5.53 per share, which was the closing market price of the Company’s Common Stock on December 30, 2011.
(5)	Amounts represent phantom stock unit awards that vest on January 27, 2014 with a grant date of January 27, 2011 and that vest on December 29, 2012 with a date of December 29, 2009, subject to accelerated vesting upon termination of employment by the Company without substantial cause or by the named executive officer for good reason or in the event of a change in control of the Company as described under “Compensation Discussion and Analysis — Employment Agreements — Severance Arrangements” and “— Change-in-Control Arrangements.”
(6)	The amount in this row reflects 500,000 shares nderlying stock appreciation rights granted pursuant to the 2004 Equity Incentive Plan to Mr. Thornley as interim President and Chief Executive Officer. Pursuant to the terms of the award, the stock appreciation rights were scheduled to vest 100% on June 29, 2012 but, in connection with his resignation as interim President and Chief Executive Officer, 325,000 of these stock appreciation rights vested and 125,000 were cancelled on March 5, 2012.
(7)	In connection with the resignations of Messrs. Fellows and Yang in 2011, the Company accelerated the vesting period of certain stock options that were granted pursuant to their employment agreements.

Option Exercises and Stock Vested in Fiscal Year 2011

The following table sets forth information regarding phantom stock units and restricted stock units that vested during fiscal year 2011 for the named executive officers. There were no stock option exercises during 2011.

	Stock Awards
Name	Number of shares acquired on vesting (#)(1)	Value Realized on Vesting ($)(2)
Anthony S. Thornley	3,941	$26,801
Bradley J. Holiday(3)	33,571	$207,542
Steven C. McCracken(4)	30,395	$189,883
Jeffrey M. Colton(5)	39,924	$242,865
Joseph Urzetta(6)	33,571	$207,542
George Fellows(7)	822,573	$5,812,538
David A. Laverty(8)	43,101	$260,529
Thomas T. Yang (9)	58,290	$396,117

(1)	The number of shares reflected in this column reflects the gross number of phantom stock units and restricted stock units that vested prior to tax withholding. The phantom stock units were settled in cash. The restricted stock units were settled in shares of common stock.
(2)	The value realized is based upon the gross shares underlying the phantom stock units and restricted stock units that vested multiplied by the closing price of the Company’s Common Stock on the date of vesting.
(3)	In connection with the vesting of 25,413 phantom stock units $141,296 was the value realized on vesting. In connection with the vesting of 8,158 restricted stock units, 3,433 shares of restricted stock were withheld by the Company to satisfy the Company’s tax withholding obligation with respect to such units.
(4)	In connection with the vesting of 22,237 phantom stock units $123,638 was the value realized on vesting. In connection with the vesting of 8,158 restricted stock units, 3,433 shares of restricted stock were withheld by the Company to satisfy the Company’s tax withholding obligation with respect to such units.
(5)	In connection with the vesting of 31,766 phantom stock units $176,619 was the value realized on vesting. In connection with the vesting of 8,158 restricted stock units, 3,433 shares of restricted stock were withheld by the Company to satisfy the Company’s tax withholding obligation with respect to such units.
(6)	In connection with the vesting of 467,179 phantom stock units $2,957,243 was the value realized on vesting. In connection with the vesting of 429,980 restricted stock units, 158,142 shares of restricted stock were withheld by the Company to satisfy the Company’s tax withholding obligation with respect to such units.
(7)	In connection with the vesting of 25,413 phantom stock units $141,296 was the value realized on vesting. In connection with the vesting of 8,158 restricted stock units, 3,433 shares of restricted stock were withheld by the Company to satisfy the Company’s tax withholding obligation with respect to such units.
(8)	In connection with the vesting of 34,943 phantom stock units $194,283 was the value realized on vesting. In connection with the vesting of 8,158 restricted stock units, 3,433 shares of restricted stock were withheld by the Company to satisfy the Company’s tax withholding obligation with respect to such units.
(9)	In connection with the vesting of 34,943 phantom stock units $229,925 was the value realized on vesting. In connection with the vesting of 23,347 restricted stock units, 9,005 shares of restricted stock were withheld by the Company to satisfy the Company’s tax withholding obligation with respect to such units.

Potential Payments Upon Termination or Change in Control

Each of the current named executive officers, except for Mr. Thornley, has an employment agreement with the Company that provides for potential payments to such executive officer or other benefits (e.g., acceleration of vesting of long-term incentive awards) under certain circumstances following termination of employment or upon a change in control of the Company. The types and amounts of these potential payments vary depending on the following circumstances: (i) voluntary resignation by the executive officer or termination by the Company for substantial cause, (ii) termination by the Company without substantial cause, termination by the executive officer following material breach by the Company of the employment agreement or the Company failing to renew the employment agreement within 45 days of expiration of its term, (iii) a termination event within one year following a change in control or (iv) permanent disability of the executive officer. In addition, the terms governing the long-term incentive awards granted to each of the named executive officers generally provide for the vesting of the awards immediately prior to a change in control, subject to the Compensation Committee taking action to provide they do not vest. The Company’s 401(k) Retirement Investment Plan provides for full vesting of all Company matching contribution payments for all plan participants, including the named executive officers, immediately prior to a change in control and in the event of a termination due to permanent disability. The potential payments to be made under these varying circumstances, including the conditions and schedules for such payments, are described in this Proxy Statement under “Compensation Discussion and Analysis —Employment Agreements.” That description also provides the relevant definitions of “substantial cause,” “special severance,” “incentive payments,” “change in control,” and “termination event.”

Payments Made Upon Any Termination

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These amounts include:

•	Accrued but unpaid base salary; and

•	Accrued but unused paid time off.

Basis of Presentation and Underlying Assumptions

The tables below quantify the potential payments and benefits that would be provided to each named executive officer under each termination or change in control circumstance listed. The amounts shown are based on the assumption that the triggering event took place on December 30, 2011, which was the last business day of 2011, and are based on the $5.53 per share closing market price of the Company’s Common Stock on such date. It also assumes the triggering event resulted in the immediate vesting of all unvested long-term incentives. For the purposes of the following tables, the values for stock options are the intrinsic values of the unvested portion of the stock options accelerated as a result of the applicable triggering event, calculated based on the “spread” (if any) between the closing market price of the Company’s Common Stock on December 30, 2011, and the exercise prices of such accelerated option shares. Such incremental amounts are in addition to the value of the vested portion of these options, if any, and other options held by the named executive officer that were fully vested as of December 30, 2011, as reflected in the “Outstanding Equity Awards at Fiscal Year-End 2011” table. A different valuation method for such accelerated options would be used for purposes of evaluating any excise tax liability pursuant to 280G of the Internal Revenue Code (“IRC”). The values for the performance cash unit awards reflect the cash values of the awards for target performance, the level at which the awards would have been paid out upon the triggering event. The values for restricted stock unit awards reflect the aggregate market value (based on the per share closing market price) at December 31, 2011 of the number of shares underlying the units for which vesting would have accelerated and restrictions would have lapsed upon the triggering event. The values of dividend equivalent rights accrued as of December 30, 2011, including fractional shares, are included in the values shown for restricted stock unit awards. Amounts shown for COBRA and CalCOBRA insurance benefits are calculated through the applicable severance period and are based on premiums for COBRA coverage for health, dental, vision and prescription for up to 18 months following termination and thereafter the premiums for CalCOBRA coverage for health and prescription. Such COBRA and CalCOBRA premiums are calculated based on the coverage selected by the executive officers as of December 30, 2011 and are based on premium rates in effect at that time, which coverage and rates may vary during a severance period. Amounts shown for special severance and incentive payments assume continuous compliance with the conditions for payment set forth in the applicable employment agreement. Special severance and incentive payments may be delayed for six months following a termination event pursuant to Section 409A of the IRC and the rules and regulations promulgated thereunder, and such amounts if delayed will be paid promptly after six months with interest calculated at the applicable one-year Treasury Bill rate. Amounts payable to each named executive officer with respect to a change in control or a termination event within one year of a change in control, are subject to reduction in accordance with the officer’s employment agreement to avoid imposition of excise tax for “parachute payments” within the meaning of Section 280G of the IRC. See above, “Compensation Discussion and Analysis — Employment Agreements — Excise Taxes.” On December 31, 2011, parachute payment valuations would not result in any 280G impact for any of the named executive officers. The following tables are based upon a theoretical triggering event. The actual amounts to be paid to any named executive officer in the event of his termination or a change in control, and the timing of such payments, and the value of any equity award acceleration benefits can only be determined at the time of, and under the circumstances of, an actual triggering event and in accordance with applicable law then in effect and reasonable interpretations thereof.

Anthony S. Thornley. The following table shows the potential payments and values of equity award acceleration benefits to Mr. Thornley, the Company’s Interim President and Chief Executive Officer, assuming the triggering event took place on December 30, 2011:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination event within one year following change in control	Change in Control (without termination of employment
Pro rated target short term incentive award	$0	$0	$0
Stock Options and/or Stock Appreciation Rights	$0	$0	$15,000
Performance cash units	$0	$0	$0
Restricted stock units	$0	$0	$113,153
Phantom stock	$0	$0	$0
Portion of salary and target bonus	$0	$0	$0
COBRA and CalCOBRA premiums	$0	$0	$0
Tax and financial planning services	$0	$0	$0
Outplacement services	$0	$0	$0
Incentive payments	$0	$0	$0
401(k) accelerated vesting	$0	$0	$0
280G cutback amount	$0	$0	$0
Total	$0	$0	$128,153

Bradley J. Holiday.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Holiday, the Company’s Senior Executive Vice President and Chief Financial Officer, assuming the triggering event took place on December 30, 2011:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination event within one year following change in control	Change in Control (without termination of employment
Pro rated target short term incentive award	$298,100	$298,100	$0
Stock Options	$0	$0	$0
Performance cash units	$116,667	$116,667	$116,667
Restricted stock units	$172,370	$172,370	$172,370
Phantom stock	$269,394	$269,394	$269,394
Portion of salary and target bonus	$630,075	$1,260,150	$0
COBRA and CalCOBRA premiums	$26,772	$50,174	$0
Tax and financial planning services	$19,192	$38,384	$0
Outplacement services	$15,000	$15,000	$0
Incentive payments	$630,075	$1,260,150	$0
401(k) accelerated vesting	$0	$0	$0
280G cutback amount	$0	$0	$0
Total	$2,177,645	$3,480,389	$558,431

Steven C. McCracken.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. McCracken, the Company’s Senior Executive Vice President and Chief Administrative Officer, assuming the triggering event took place on December 30, 2011:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination event within one year following change in control	Change in Control (without termination of employment
Pro rated target short term incentive award	$309,100	$309,100	$0
Stock Options	$0	$0	$0
Performance cash units	$116,667	$116,667	$116,667
Restricted stock units	$172,370	$172,370	$172,370
Phantom stock	$269,394	$269,394	$269,394
Portion of salary and target bonus	$653,325	$1,306,650	$0
COBRA and CalCOBRA premiums	$19,457	$40,821	$0
Tax and financial planning services	$19,192	$38,384	$0
Outplacement services	$15,000	$15,000	$0
Incentive payments	$653,325	$1,306,650	$0
401(k) accelerated vesting	$0	$0	$0
280G cutback amount	$0	$0	$0
Total	$2,210,261	$3,557,467	$540,862

Jeffrey M. Colton.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Colton the Company’s Senior Vice President, Global Brand & Product, assuming the triggering event took place on December 30, 2011:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination event within one year following change in control	Change in Control (without termination of employment
Pro rated target short term incentive award	$221,100	$221,100	$0
Stock Options	$0	$0	$0
Performance cash units	$116,667	$116,667	$116,667
Restricted stock units	$86,688	$172,370	$172,370
Phantom Stock	$175,666	$175,666	$175,666
Portion of salary and target bonus	$311,550	$623,100	$0
COBRA and CalCOBRA premiums	$18,729	$38,375	$0
Tax and financial planning services	$12,795	$25,590	$0
Outplacement services	$15,000	$15,000	$0
Incentive payments	$311,550	$623,100	$0
401(k) accelerated vesting	$0	$0	$0
280G cutback amount	$0	$0	$0
Total	$1,269,745	$2,010,968	$464,703

Joseph Urzetta.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Urzetta, the Company’s Senior Vice President, Americas, assuming the triggering event took place on December 30, 2011:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination event within one year following change in control	Change in Control (without termination of employment
Pro rated target short term incentive award	$179,850	$179,850	$0
Stock Options	$0	$0	$0
Performance cash units	$116,667	$116,667	$116,667
Restricted stock units	$86,688	$172,370	$172,370
Phantom stock	$140,534	$140,534	$140,534
Portion of salary and target bonus	$253,425	$506,850	$0
COBRA and CalCOBRA premiums	$18,729	$38,375	$0
Tax and financial planning services	$12,795	$25,590	$0
Outplacement services	$15,000	$15,000	$0
Incentive payments	$253,425	$506,850	$0
401(k) accelerated vesting	$0	$0	$0
280G cutback amount	$0	$0	$0
Total	$1,077,113	$1,702,086	$429,571

Messrs. Fellows, Laverty and Yang

As noted under “Executive Compensation — Overview,” during 2011, in connection with the Company’s reorganization, Messrs. Fellows, Laverty and Yang left the Company. Set forth below is a summary of the separation benefits paid to them in connection with their separation from the Company.

Mr. Fellows. Under the terms of Mr. Fellows separation, the Company agreed to pay to Mr. Fellows (a) $650,090 consisting of a payment equal to his annual base salary pro rated based upon the number of days he worked in 2011, accrued and unpaid salary and accrued but unused paid time off; (b) $3,957,243 for the accelerated vesting of certain of his outstanding phantom stock units and performance cash units; (c) $1,465,800 in special severance in exchange for his release of claims in favor of the Company and agreement not engage in any disparaging conduct or communications; and (d) $1,465,800 in incentive payments, provided he does not engage in any business that competes with the Company. The Compensation Committee also accelerated the vesting of all of Mr. Fellows’ outstanding stock options and restricted stock units.

Mr. Laverty. The Company and Mr. Laverty entered into a letter agreement, pursuant to which Mr. Laverty’s employment agreement was terminated. Under the terms of the letter agreement, Mr. Laverty remained employed by the Company through the balance of 2011 to assist with the transition of his responsibilities and Mr. Laverty continued to receive his regular base salary in accordance with the Company’s payroll practices. In addition, the Company agreed to pay to Mr. Laverty (a) $49,339 consisting of accrued and unpaid salary and accrued but unused paid time off; (b) $193,235 for the accelerated vesting of certain of his outstanding phantom stock units; (c) $227,850 in special severance in exchange for his release of claims in favor of the Company and agreement not engage in any disparaging conduct or communications; and (d) $227,850 in incentive payments, provided he does not engage in any business that competes with the Company. The Compensation Committee also accelerated the vesting of 66,355 of Mr. Laverty’s outstanding stock options and 15,242 of Mr. Laverty’s restricted stock units, all of which would have vested within one year from the date of his termination.

Mr. Yang. Under the terms of Mr. Yang’s separation, the Company agreed to pay to Mr. Yang (a) $235,344 consisting of a payment equal to his target bonus for the current year pro rated based upon the number of days he worked in 2011, accrued and unpaid salary and accrued but unused paid time off; (b) $ 229,925 for the accelerated vesting of certain of his outstanding phantom stock units; (c) $325,500 in special severance in exchange for his release of claims in favor of the Company and agreement not engage in any disparaging conduct or communications; and (d) $325,500 in incentive payments, provided he does not engage in any business that competes with the Company. The Compensation Committee also accelerated the vesting of 66,355 of Mr. Yang’s outstanding stock options and 15,189 of Mr. Yang’s restricted stock units, all of which would have vested within one year from the date of his termination. Mr. Yang also received six additional months, company-paid COBRA benefits; $42,000 cash for Cal-COBRA coverage; and $18,500 reimbursement directly to vendor for executive coaching.

The special severance consists of (a) the payment of COBRA and/or CalCOBRA premiums for the executive’s severance period, (b) in the case of Messers. Laverty and Yang, the continuation of the tax and estate financial planning services benefit for the severance period; outplacement services for one year, and, the payment of a portion of the executive’s salary and target bonus for the severance period; and (c) in the case of Mr. Fellows, the continuation of his then current annual base salary from the date of termination through December 15, 2012. The incentive payments consist of (1) in the case of Messrs. Laverty and Yang, the payment of a portion of the executive’s salary and target bonus for the incentive severance period, and (2) in the case of Mr. Fellows, the continuation of his then current annual base salary from the date of termination through December 15, 2012. The special severance and incentive payments will be paid to the executives in equal installments over the following periods: Mr. Laverty - 9 months; Mr. Yang - 12 months, from the dates of their respective terminations; and Mr. Fellows - through December 15, 2012.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act, shareholders of the Company are entitled to cast an advisory vote at the annual meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. The shareholder vote is an advisory vote only and is not binding on the Company, its Board of Directors or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board of Directors value your opinions and will consider the outcome of the vote in analyzing its compensation philosophy and making future compensation decisions.

As described more fully in the “Compensation Discussion & Analysis” section and in the Summary Compensation Table and subsequent tables, the Company’s named executive officers are compensated in a manner consistent with its business strategy, competitive practice, guiding principles for executive compensation, and shareholder interests and concerns. The Company’s executive compensation program is designed to attract, retain, motivate and appropriately reward its executive officers and to align the interests of the executive officers with those of the Company’s shareholders by incentivizing the executive officers to operate the Company in a manner that creates shareholder value.

The Company has several compensation governance programs in place to manage compensation risk and align the Company’s executive compensation with long-term shareholder interests. These programs include:

•	stock ownership guidelines;

•	an independent compensation committee and compensation committee consultant; and

•	compensation forfeiture provisions contained in the employment agreements of the Company’s named executive officers.

As described under the Overview section of the Compensation Discussion and Analysis, 2011 was a year of transition for the Company organizationally and with regard to the Company’s compensation practices. Since mid-2011, the Company has changed or eliminated many of its compensation practices in light of evolving trends and best practices. Shareholders are encouraged to read the Compensation Discussion and Analysis and other sections of this proxy statement, which include a detailed discussion of these changes and the Company’s compensation practices. The Compensation Committee and the Board of Directors believe that the Company’s compensation policies, procedures and amounts are effective in implementing its compensation philosophy and in achieving its goals. This advisory shareholder vote, commonly known as “Say-on-Pay,” gives our shareholders the opportunity to approve or not approve our executive compensation program and policies by voting on the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Vote Required

The affirmative vote of the holders of a majority of shares of Common Stock present in person or by proxy, at the Annual Meeting is required for approval of this proposal. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A “broker non-vote” is treated as not being entitled to vote on the matter and is not counted for purposes of determining whether the proposal has been approved. Therefore, if you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of March 6, 2012 (except as otherwise noted) by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s outstanding Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the compensation tables appearing elsewhere in this Proxy Statement and (iv) all directors and executive officers of the Company as a group. As of March 6, 2012, there were 65,029,855 shares of Common Stock issued and outstanding.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent
Janus Capital Management, LLC(2) 151 Detroit Street Denver, Colorado 80206	5,842,350	8.98%
BlackRock, Inc.(3) 40 East 52nd Street New York, New York 10022	4,738,590	7.29%
Dimensional Fund Advisors LP(4) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	4,505,966	6.93%
Angelo, Gordon & Co., L.P.(5) 245 Park Avenue New York, New York 10167	3,869,504	5.95%
FMR LLC(6) 82 Devonshire Street Boston, Massachusetts 02109	3,697,680	5.69%
Royce & Associates, LLC(7) 745 Fifth Avenue New York, New York 10151	3,574,492	5.50%
Franklin Resources, Inc.(8) One Franklin Parkway San Mateo, California 94403	3,497,983	5.38%
Samuel H. Armacost(9)	62,777	*
Ronald S. Beard(10)	47,235	*
Alex M. Boezeman(11)	229,335	*
Oliver G. Brewer(12)	—	*
Jeffrey M. Colton(13)	258,064	*
John C. Cushman, III(14)	54,935	*
George Fellows(15)	3,470,767	5.10%
Bradley J. Holiday(16)	499,736	*
Neil Howie(17)	260,503	*
Yotaro Kobayashi(18)	34,309	*
David A. Laverty(19)	219,703	*
John F. Lundgren(20)	11,498	*
Steven C. McCracken(21)	435,161	*
Adebayo O. Ogunlesi(22)	—	*
Leighton E. Richards(23)	2,933	*
Richard L. Rosenfield(24)	56,835	*
Anthony S. Thornley(25)	43,742	*
Joseph Urzetta(26)	253,876	*
Thomas T. Yang(27)	255,560	*
All directors, named executive officers and other executive officers as a group (16 persons)(28)	2,250,939	3.36%

*	Less than one percent
(1)	Except as otherwise indicated, the address for all persons shown on this table is c/o Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to the knowledge of the Company each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder. Furthermore, as indicated in the following footnotes, the number of shares a holder is deemed to beneficially own for purposes of this table includes shares issuable upon exercise of stock options if the options may be exercised on or before May 4, 2012, irrespective of the price at which the Company’s Common Stock is trading on the NYSE. Consequently, included in the number of shares beneficially owned are shares issuable upon the exercise of options with exercise prices above the trading price of the Company’s Common Stock. In addition, as indicated in the following footnotes, the number of shares a holder is deemed to beneficially own for purposes of this table excludes unvested restricted stock units (“RSUs”) granted under such plans. The holder of unvested RSUs may not vote the underlying shares but is entitled to receive dividend equivalents thereon.
(2)	Based upon a Schedule 13G/A filed by Janus Capital Management, LLC (“Janus Capital”) with the Securities and Exchange Commission on February 14, 2012. This schedule reported that Janus Capital has shared voting power and dispositive power with respect to all such shares by virtue of its direct 94.5% ownership stake in INTECH Investment Management (“INTECH”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”). Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Perkins may be deemed to be the beneficial owner of 5,842,350 shares held by such Managed Portfolios. Perkins Small Cap Value Fund is an investment company registered under the Investment Company Act of 1940 and is one of the Managed Portfolios to which Janus Capital provides investment advice. This schedule reported that Perkins Small Cap Value has sole voting power and dispositive power with respect to 4,175,000 shares.
(3)	Based on a Schedule 13G/A filed by BlackRock, Inc. with the Securities and Exchange Commission on February 13, 2012. This schedule reported that BlackRock, Inc. has sole voting power and dispositive power with respect to all such shares.
(4)	Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 14, 2012. This schedule reported that Dimensional Fund Advisors LP has sole voting power with respect to 4,376,538 shares and sole dispositive power with respect to 4,505,966 shares. This schedule also reported that Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries possess voting and/or investment power over the shares owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds.
(5)	Based upon a Schedule 13G/A filed by Angelo, Gordon & Co., L.P. with the Securities and Exchange Commission on February 14, 2012. This schedule reported that Angelo, Gordon & Co., L.P. has sole voting and dispositive power with respect to all such shares. This schedule also reported that John M. Angelo, in his capacities as a managing member of JAMG LLC, which is the general partner of AG Partners, L.P., which is the sole general partner of Angelo, Gordon & Co., L.P. and as the chief executive officer of Angelo, Gordon & Co., L.P. has shared voting and shared dispositive power with respect to the 3,869,504 shares. This schedule further reported that Michael L. Gordon, in his capacities as the other managing member of JAMG LLC, which is the general partner of AG Partners, L.P., which is the sole general partner of Angelo, Gordon & Co., L.P. and as the chief operating officer of Angelo, Gordon & Co., L.P. has shared voting and shared dispositive power with respect to the 3,869,504 shares.
(6)	Based on a Schedule 13G/A filed by FMR LLC and Edward C. Johnson 3d with the Securities and Exchange Commission on February 14, 2012. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity Management & Research Company (“Fidelity”) have sole voting power over none of the shares and sole dispositive power over all of the shares. Fidelity, a wholly owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of such shares as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. This schedule reported that (i) members of the family of Edward C. Johnson 3d, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC; (ii) the Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares and that, accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC; and (iii) neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees and that Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(7)	Based on a Schedule 13G/A filed by Royce & Associates, LLC with the Securities and Exchange Commission on January 9, 2012. This schedule reported that Royce & Associates, LLC has sole voting and dispositive power with respect to all such shares.
(8)	Based on a Schedule 13G filed by Franklin Resources, Inc. (“FRI”) with the Securities and Exchange Commission on February 7, 2012. This schedule reported that the shares are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of FRI, including Franklin Templeton Investments Corporation which has sole voting power and dispositive power with respect to 1,844,183 shares, Franklin Advisory Services, LLC, which has sole voting power and dispositive power with respect to 1,650,000 shares, and Fiduciary Trust Company International, which has sole voting power and dispositive power with respect to 3,800 shares. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI and may be deemed to be the beneficial owners of the shares held by persons and entities for whom or for which FRI subsidiaries provide investment management services.
(9)	Includes 32,000 shares issuable upon exercise of options held by Mr. Armacost, which are currently exercisable or become exercisable on or before May 4, 2012. Mr. Armacost’s non-option shares are held in a family trust with his wife as a co-trustee. Excludes 7,429 RSUs, 5,762 RSUs and 7,242 RSU’s which are scheduled to vest on May 19, 2012, May 18, 2013 and May 18, 2014, respectively.
(10)	Includes 24,000 shares issuable upon exercise of options held by Mr. Beard, which are currently exercisable or become exercisable on or before May 4, 2012. Mr. Beard’s spouse has shared voting and investment power for his non-option shares. Excludes 7,429 RSUs, 5,762 RSUs and 7,242 RSU’s which are scheduled to vest on May 19, 2012, May 18, 2013 and May 18, 2014, respectively.
(11)	Includes 216,467 shares issuable upon exercise of options held by Mr. Boezeman, which are currently exercisable or become exercisable on or before May 4, 2012. Excludes 8,957 RSU’s which are scheduled to vest on January 28, 2013.
(12)	Excludes 300,000 RSU’s which are scheduled to vest on March 5, 2015.
(13)	Includes 238,695 shares issuable upon exercise of options held by Mr. Colton, which are currently exercisable or become exercisable on or before May 4, 2012. Excludes 15,676 RSU’s which are scheduled to vest on January 28, 2013.
(14)	Includes 32,000 shares issuable upon exercise of options held by Mr. Cushman, which are currently exercisable or become exercisable on or before May 4, 2012. All non-option shares are held jointly with his spouse. Excludes 7,429 RSUs, 5,762 RSUs and 7,242 RSU’s which are scheduled to vest on May 19, 2012, May 18, 2013 and May 18, 2014, respectively.
(15)	Includes 3,023,178 shares issuable upon exercise of options held by Mr. Fellows, which are currently exercisable or become exercisable on or before May 4, 2012.
(16)	Includes 469,047 shares issuable upon exercise of options held by Mr. Holiday, which are currently exercisable or become exercisable on or before May 4, 2012. Excludes 15,676 RSU’s which are scheduled to vest on January 28, 2013.
(17)	Includes 241,135 shares issuable upon exercise of options held by Mr. Howie, which are currently exercisable or become exercisable on or before May 4, 2012. Excludes 8,957 RSU’s which are scheduled to vest on January 28, 2013.

(18)	Includes 24,000 shares issuable upon exercise of options held by Mr. Kobayashi, which are currently exercisable or become exercisable on or before May 4, 2012. Excludes 7,429 RSUs, 5,762 RSUs and 7,242 RSU’s which are scheduled to vest on May 19, 2012, May 18, 2013 and May 18, 2014, respectively.
(19)	Includes 214,877 shares issuable upon exercise of options held by Mr. Laverty, which are currently exercisable or become exercisable on or before May 4, 2012.
(20)	Excludes 5,762 RSUs and 7,242 RSU’s which are scheduled to vest on May 18, 2013 and May 18, 2014, respectively.
(21)	Includes 371,102 shares issuable upon exercise of options held by Mr. McCracken, which are currently exercisable or become exercisable on or before May 4, 2012. Also includes 26,564 shares held by the McCracken/Waggener Family Trust for which Mr. McCracken is a trustee with voting and dispositive powers over such shares. Also includes 1,500 shares held by Mr. McCracken’s spouse. Excludes 15,676 RSU’s which are scheduled to vest on January 28, 2013.
(22)	Excludes 9,333 RSUs, 5,762 RSUs an 7,242 RSU’s which are scheduled to vest on January 25, 2013, May 18, 2013 and May 18, 2014, respectively.
(23)	Includes 2,933 shares issuable upon exercise of options held by Mr. Richards, which are currently exercisable or become exercisable on or before May 4, 2012. Excludes 3,351 RSU’s which are scheduled to vest on June 1, 2013.
(24)	Includes 18,000 shares issuable upon exercise of options held by Mr. Rosenfield, which are currently exercisable or become exercisable on or before May 4, 2012. Also includes 8,000 shares held in a trust for the benefit of Mr. Rosenfield’s children and 50 shares held by Mr. Rosenfield’s spouse. Excludes 7,429 RSUs, 5,762 RSUs and 7,242 RSU’s which are scheduled to vest on May 19, 2012, May 18, 2013 and May 18, 2014, respectively.
(25)	Includes 26,000 shares issuable upon exercise of options held by Mr. Thornley, which are currently exercisable or become exercisable on or before May 4, 2012. Excludes 7,429 RSUs, 5,762 RSUs and 7,242 RSU’s which are scheduled to vest on May 19, 2012, May 18, 2013 and May 18, 2014, respectively.
(26)	Includes 244,835 shares issuable upon exercise of options held by Mr. Urzetta, which are currently exercisable or become exercisable on or before May 4, 2012. Excludes 15,676 RSU’s which are scheduled to vest on January 28, 2013.
(27)	Includes 222,926 shares issuable upon exercise of options held by Mr. Yang, which are currently exercisable or become exercisable on or before May 4, 2012.
(28)	Includes 1,940,214 shares issuable upon exercise of options held by the individuals presented, which are currently exercisable or become exercisable on or before May 4, 2012. Excludes 541,908 RSU’s, all of which remain subject to future vesting. In addition, excludes information for Messer’s Fellows, Laverty and Yang due to their resignations.

TRANSACTIONS WITH RELATED PERSONS

As specified in its written charter, it is the duty of the Audit Committee to oversee the Company’s compliance programs with respect to legal and regulatory requirements and the Company’s written Code of Conduct. Such duties include review of related party transactions and other conflict of interest issues, including a review of any transaction involving the Company and named executive officers. Copies of the Audit Committee charter and the Code of Conduct are available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance and — Corporate Overview, respectively.

Pursuant to the Code of Conduct, directors, officers and employees are required to disclose for approval any transactions, activities, interests or relationships that may create a conflict of interest (including financial transactions, investments and receipt of corporate gifts). The Code of Conduct sets forth the requirements of the written reporting procedure, internal review of such reports and oversight of the procedures by the Audit Committee. The Code of Conduct also requires directors, officers or employees to report any instance of suspected violations of the Code of Conduct or applicable law.

No Incorporation by Reference

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation and Management Succession Committee Report” contained in this Proxy Statement are not incorporated by reference into any other filings with the SEC, except to the extent they are specifically incorporated by reference into a filing. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, Section 16 officers, and greater than 10% beneficial owners to file initial reports of ownership (on Form 3) and periodic reports of changes in ownership (on Forms 4 and 5) of Company securities with the Securities and Exchange Commission. Based solely on its review of copies of such forms (and any amendments to such forms) and such written representations regarding compliance with such filing requirements as were received from its directors, executive officers and greater than 10% beneficial owners (if any), the Company believes that all such Section 16(a) reports were filed on a timely basis during 2011.

ANNUAL REPORT

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST TO THE COMPANY AT CALLAWAY GOLF COMPANY, ATTN: INVESTOR RELATIONS, 2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA 92008. THE COMPANY MAKES AVAILABLE FREE OF CHARGE ON ITS WEBSITE, ALL OF ITS FILINGS THAT ARE MADE ELECTRONICALLY WITH THE SEC, INCLUDING FORMS 10-K, 10-Q AND 8-K. THESE MATERIALS CAN BE FOUND AT WWW.CALLAWAYGOLF.COM IN THE “INVESTOR RELATIONS” SECTION.

SHAREHOLDER PROPOSALS

If a shareholder desires to nominate someone for election to the Board of Directors at, or to bring any other business before, the 2013 annual meeting of shareholders, then such shareholder must comply with the procedures set forth in Article II of the Company’s Bylaws in addition to any other applicable requirements and must give timely written notice of the matter to the corporate secretary of the Company. To be timely, written notice must be delivered to the corporate secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of this year’s Annual Meeting, provided, however, that in the event that the date of the 2013 annual meeting is more than 30 days before or more than 60 days after such anniversary date, then such notice to be timely must be delivered to the corporate secretary not more than 120 days prior to the 2013 annual meeting and not less than the later of (i) 90 days prior to such annual meeting or (ii) 10 days following the date of the first public announcement of the scheduled date of the 2013 annual meeting. Any such notice to the corporate secretary must include all of the information specified in the Company’s Bylaws.

If a shareholder desires to have a proposal included in the Company’s proxy statement and proxy card for the 2013 annual meeting of shareholders, then, in addition to the notices required by the immediately preceding paragraph and in addition to other applicable requirements (including certain rules and regulations promulgated by the Securities and Exchange Commission), the Company must receive notice of such proposal in writing at the Company’s principal executive offices in Carlsbad, California no later than December 12, 2012, provided, however, that if the date of the 2013 annual meeting of shareholders is more than 30 days before or after the first anniversary of this year’s Annual Meeting (i.e., the 2012 Annual Meeting of Shareholders), then such notice must be received by the corporate secretary of the Company a reasonable time before the Company begins to print and mail its proxy materials for the 2013 annual meeting.

OTHER MATTERS

Management knows of no matters other than those listed in the attached Notice of the Annual Meeting which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will vote all proxies given to them in accordance with the recommendation of the Board of Directors.

Each shareholder is urged to return a proxy as soon as possible. Any questions should be addressed to Callaway Golf Company, ATTN: Investor Relations, at 2180 Rutherford Road, Carlsbad, California 92008, telephone (760) 931-1771.

By Order of the Board of Directors,

Brian P. Lynch
Corporate Secretary

Carlsbad, California

Callaway Golf Company
2012 Annual Meeting of Shareholders
Wednesday, May 23, 2012
9:00 a.m. PDT

N
W
E
S

78
College Blvd.
Faraday Ave.
Priestly Dr.
San Marcos Blvd.
(turns into Palomar Airport Rd.)
15
5
Callaway Golf Company
2180 Rutherford Road
760/931-1771
Aston Ave.
Rutherford Road
Pascal Ct
El Camino Real
College Blvd.
Hidden Valley
Palomar Airport
Palomar Airport Road

<u>From Interstate 5:</u>
Exit Palomar Airport Road
Go East on Palomar Airport Road to College Blvd.
Turn left onto College Blvd.
Turn right onto Aston Avenue
Turn right onto Rutherford Road
Turn left into parking lot at 2180 Rutherford Road

Appendix A

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

CALLAWAY GOLF COMPANY	INTERNET http://www.proxyvoting.com/ely Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Fulfillment
21148	21181

▼ FOLD AND DETACH HERE ▼

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW, AND “FOR” PROPOSALS 2 AND 3.	Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR ALL in Item 1.

			FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN

1.	ELECTION OF DIRECTORS Nominees: 01 Oliver G. Brewer, III 02 Samuel H. Armacost 03 Ronald S. Beard 04 John C. Cushman, III 05 Yotaro Kobayashi	06 John F. Lundgren 07 Adebayo O. Ogunlesi 08 Richard L. Rosenfield 09 Anthony S. Thornley	☐	☐	☐	2. Ratify, on an advisory basis, Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm.	☐	☐	☐
						3. Approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

In their discretion Bradley J. Holiday and Brian P. Lynch, or either of them, are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

	*Exceptions _____________________________________________________					I PLAN TO ATTEND THE MEETING		☐	YES

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 23, 2012 and the Proxy Statement furnished with this card.

							Mark Here for Address Change		☐
or Comments SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature _______________________________________________	Signature _______________________________________________	Date ___________

You can now access your Callaway Golf Company account online.

Access your Callaway Golf Company account online via Investor ServiceDirect® (ISD).

The transfer agent for Callaway Golf Company, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Annual Report and Proxy Statement can be viewed on the Internet at: http://www.proxyvoting.com/ely

▼  FOLD AND DETACH HERE  ▼

CALLAWAY GOLF COMPANY

The undersigned shareholder of CALLAWAY GOLF COMPANY hereby appoints BRADLEY J. HOLIDAY AND BRIAN P. LYNCH, or either of them, proxies of the undersigned, each with full power to act without the other and with the power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Callaway Golf Company to be held at the Callaway Golf Company Headquarters, 2180 Rutherford Road, Carlsbad, California 92008, on May 23, 2012, at 9:00 A.M. (PDT), and at any adjournments or postponements thereof, and to vote all shares of stock of the Company standing in the name of the undersigned with all the powers the undersigned would possess if personally present, in accordance with the instructions below and on the reverse hereof, and in their discretion upon such other business as may properly come before the meeting; provided, however, that such proxies, or either of them, shall have the power to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

THIS PROXY CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED “FOR” THE NOMINEES LISTED ON THE REVERSE HEREOF AND “FOR” ALL OTHER PROPOSALS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

Fulfillment
(Continued and to be marked, dated and signed, on the other side)	21148	21181